Exhibit 10.3

Dated as of July 8, 2019

Management Agreement

between

Jack in the Box Funding, LLC
as Master Issuer

The other Securitization Entities Party
Hereto from Time to Time

Jack in the Box Inc.
as the Manager

and

Citibank, N.A.
as the Trustee

(i)

Exhibit A‑1 – Power of Attorney For Franchisor

Exhibit A‑2 – Power of Attorney For Securitization Entities

Exhibit A-3 – Power of Attorney For Additional Securitization Entity

Exhibit B – Form of Additional Securitization Entity Joinder

Schedule 2.1(f) – Manager Insurance

(ii)

MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT, dated as of July 8, 2019 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is entered into by and among JACK IN THE BOX FUNDING, LLC, a Delaware limited liability company (the “Master Issuer”), JACK IN THE BOX SPV GUARANTOR, LLC, a Delaware limited liability company (together with its successors and assigns, the “Holding Company Guarantor”), DIFFERENT RULES, LLC, a Delaware limited liability company (together with its successors and assigns, the “Franchisor”), JACK IN THE BOX PROPERTIES, LLC, a Delaware limited liability company (together with its successors and assigns, “JIB Properties”) and each Additional Securitization Entity that shall join this Agreement pursuant to Section 8.16 hereof (each, a “Securitization Entity” and, together with the Holding Company Guarantor, the Franchisor and JIB Properties, the “Guarantors” and, together with the Master Issuer, the “Securitization Entities”), JACK IN THE BOX INC., a Delaware corporation, as Manager (in its individual capacity and as Manager, together with its successors and assigns, “Jack in the Box”) and CITIBANK, N.A., a national banking association, not in its individual capacity but solely as the indenture trustee (together with its successor and assigns, the “Trustee”).  Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms or incorporated by reference in Annex A to the Base Indenture (as defined below).

RECITALS

WHEREAS, the Master Issuer has entered into the Base Indenture, dated as of the date hereof, with the Trustee (as amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, exclusive of any Series Supplements, the “Base Indenture” and, together with all Series Supplements, the “Indenture”), pursuant to which the Master Issuer issued the Series 2019-1 Variable Funding Senior Notes, Class A‑1 and the Series 2019-1 Senior Notes, Class A‑2 and may issue additional series of notes from time to time (collectively, the “Notes”) on the terms described therein;

WHEREAS, the Master Issuer has granted to the Trustee on behalf of the Secured Parties a Lien in the Collateral owned by it pursuant to the terms of Indenture, subject to Collateral Exclusions;

WHEREAS, the Guarantors have guaranteed the obligations of the Master Issuer under the Indenture, the Notes and the other Related Documents and have granted to the Trustee on behalf of the Secured Parties a Lien in the Collateral owned by each of them pursuant to the terms of the Guarantee and Collateral Agreement dated as of the date hereof (as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Guarantee and Collateral Agreement”);

WHEREAS, from and after the date hereof, all New Assets shall be originated or acquired by the Securitization Entities following the Closing Date;

WHEREAS, each of the Securitization Entities desires to engage the Manager, and each of the Securitization Entities desires to have the Manager enforce such Securitization Entity’s rights and powers and perform such Securitization Entity’s duties and obligations under the Managed Documents (as defined below) and the Related Documents to which it is party in accordance with the Managing Standard (as defined below);

WHEREAS, each of the Securitization Entities desires to have the Manager enter into certain agreements and acquire certain assets from time to time on such Securitization Entity’s behalf, in each case in accordance with the Managing Standard;

WHEREAS, each of the Securitization Entities desires to appoint the Manager as its agent for, among other things, providing comprehensive Intellectual Property services, including developing, filing for registration, clearance, maintenance, protection, enforcement, licensing, and recording transfers of the Securitization IP in accordance with the Managing Standard and as provided in Section 2.1(c) and Section 4.3(b);

WHEREAS, each of the Securitization Entities desires to enter into this Agreement to provide for, among other things, the managing of the respective rights, powers, duties and obligations of the Securitization Entities under or in connection with the Securitized Assets and the Related Documents, all in accordance with the Managing Standard; and

WHEREAS, the Manager desires to enforce such rights and powers and perform such obligations and duties, all in accordance with the Managing Standard.

NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1              Certain Definitions.  For all purposes of this Agreement, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in Annex A to the Base Indenture.  In addition, the following terms shall have the following meanings:

“Advance Interest Rate” means a rate equal to the Prime Rate plus 3.0% per annum.

“Agreement” has the meaning set forth in the preamble.

“Annual Accountants’ Report” has the meaning set forth in Section 3.3.

“Base Indenture” has the meaning set forth in the recitals.

“Cash Collateralized Letters of Credit” means any letter of credit that is 100% cash collateralized.

“Change in Management” shall occur if more than 50% of the Leadership Team is terminated and/or resigns within 12 months after the date of the occurrence of a Change of Control; provided, in each case, that termination and/or resignation of such officer will not include (i) a change in such officer’s status in the ordinary course of succession so long as such officer remains affiliated with Jack in the Box Inc. or its Subsidiaries as an officer or director, or in a similar capacity, (ii) retirement of any officer or (iii) death or incapacitation of any officer.

“Change of Control” means an event or a series of events by which:

(a)            individuals who on the date hereof constituted the Board of Directors of Jack in the Box Inc., together with any new directors whose election by the Board of Directors or whose nomination for election by the equity holders of Jack in the Box Inc. was approved by a majority of the directors then still in office who were either directors or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors of Jack in the Box Inc. then in office; or

(b)            any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or becomes the “beneficial owner” (as such term is used in Rule 13d‑3 under the 1934 Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Jack in the Box Inc.

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of voting power of Voting Stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Competing” means owning, operating or franchising a restaurant (and/or the underlying land or building on which such restaurant operates) under the Jack in the Box Brand in any location(s) within the United States for so long as any Notes are Outstanding under the Indenture.

“Confidential Information” means trade secrets and other information (including, without limitation, know how, ideas, techniques, recipes, formulas, customer lists, customer information, financial information, personal information, business methods and processes, marketing plans, specifications, and other similar information as well as internal materials prepared by the owner of such information containing or based, in whole or in part, on any such information) that is confidential and proprietary to its owner and that is disclosed by one party to an agreement to another party thereto whether in writing or disclosed orally, and whether or not designated as confidential.

“Consumer Analytics Services” means services related to consumer intelligence and analytics, including, without limitation, (a) facilitating the analysis of the potential impact on sales of having Branded Restaurants in close proximity; (b) promoting promotional or test items related to new products, services or equipment; (c) developing new products and services (or modifying any existing products and services) to be offered in connection with the Securitized Restaurant Business and the other assets of the Securitization Entities; (d) in connection with the Securitized Restaurant Business, developing, modifying, amending and disseminating (i) specifications for restaurant operations, (ii) the JIB Manuals and (iii) menu items.

“Controlled Group” means any trade or businesses (whether or not incorporated) that, together with any Securitization Entity, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Current Practice” means, in respect of any action or inaction, the practices, standards and procedures of the Non‑Securitization Entities as performed on or that would have been performed immediately prior to the Closing Date.

“Defective New Asset” means any New Asset that does not satisfy the applicable representations and warranties of Article V hereof on the New Asset Addition Date for such New Asset.

“Discloser” has the meaning set forth in Section 7.1.

“Disentanglement” has the meaning set forth in Section 6.3(a).

“Disentanglement Period” has the meaning set forth in Section 6.3(c).

“Disentanglement Services” has the meaning set forth in Section 6.3(a).

“Employee Benefit Plan” means any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, established, maintained or contributed to by the Manager, or with respect to which the Manager has any liability.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Single Employer Plan (other than those events as to which the thirty day notice period is waived); (b) the failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Single Employer Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code and Section 302(e) of ERISA with respect to any Single Employer Plan; (c) the provision by the administrator of any Single Employer Plan pursuant to Section 4041(a)(2) of ERISA of a written notice of intent to terminate such Single Employer Plan in a standard termination described in Section 4041(b) of ERISA or a distress termination described in Section 4041(c) of ERISA; (d) the complete or partial withdrawal by the Manager, or any company in the Controlled Group of the Manager, from any Single Employer Plan with two or more contributing sponsors or the termination of any such Single Employer Plan, in each case, which results in liability pursuant to Section 4063 or 4064 of ERISA; (e) formal written notice from the PBGC of its intent to commence proceedings to terminate any Single Employer Plan; (f) the imposition of liability on the Manager, or any company in the Controlled Group of the Manager, pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) receipt from the Internal Revenue Service of notice of the failure of any Single Employer Plan to qualify under Section 401(a) of the Code or the failure of any trust forming part of any Single Employer Plan to qualify for exemption from taxation under Section 501(a) of the Code; (h) the imposition of a lien in favor of the PBGC or a Plan pursuant to Section 430(k) of the Code or pursuant to Section 302(f) of ERISA with respect to any Single Employer Plan or (i) the complete or partial withdrawal by the Manager or any member of its Controlled Group from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability to the Manager under ERISA.

“Finance and Accounting Services” means services related to finance and accounting, including, without limitation, (a) providing certain financing arrangements to Franchisees including discretionary short-term bridge financing for purchase of restaurants;  (b) preparing and filing any tax returns and tax reports required to be prepared by any Securitization Entity; (c) paying or causing to be paid or discharged, in each case from funds of the Securitization Entities, any and all taxes, charges and assessments attributable to and required to be paid under applicable Requirements of Law by any Securitization Entity; (d) making Manager Advances in its sole discretion; (e) administering the Marketing Fund and the Management Accounts; and (f) arranging for or providing accounting and financial reporting services.

“Franchisor” has the meaning set forth in the preamble.

“Guarantee and Collateral Agreement” has the meaning set forth in the recitals.

“Guarantors” has the meaning set forth in the preamble.

“Holding Company Guarantor” has the meaning set forth in the preamble.

“Indemnitee” has the meaning set forth in Section 2.7(a).

“Indenture” has the meaning set forth in the recitals.

“Independent Auditors” has the meaning set forth in Section 3.2.

“IP Services” means the services provided on behalf of the Franchisor and the Master Issuer with respect to the Securitization IP, including performing the Franchisor’s obligations as licensor under the IP License Agreements and the Master Issuer’s obligations with respect to the Securitization IP under the Indenture; exercising the Franchisor’s rights under the IP License Agreements (and under any other agreements pursuant to which the Franchisor licenses the use of or discloses any Securitization IP), including all rights and obligations with respect to Trademarks included in the Securitization IP; and acquiring, developing, managing, maintaining, protecting, enforcing, defending, licensing, sublicensing and undertaking such other duties and services as may be necessary in connection with the Securitization IP, on behalf of the Franchisor, in each case in accordance with and subject to the terms of this Agreement (including the Managing Standard, unless the Franchisor determines, in its sole discretion, that additional action is necessary or desirable in furtherance of the protection of the Securitization IP, in which case the Manager shall perform such IP Services and additional related services as are reasonably requested by the Franchisor), the Indenture, the other Related Documents and the Managed Documents, as agent for the Franchisor and/or Master Issuer, as applicable, including the following activities:

(a)  assessing clearance, patentability, registrability and the risk of potential infringement of or by any After-Acquired Securitization IP;

(b) filing, prosecuting and maintaining applications and registrations for the Securitization IP in the Franchisor’s name in applicable jurisdictions, including timely filings, actions, payments and/or responses (including to office actions and any adversarial, ex parte or inter partes proceedings affecting validity or enforceability) as may be required;

(c) monitoring third‑party use, disclosure and registration of Intellectual Property, as applicable, and taking actions the Manager deems appropriate to oppose or contest the use, disclosure and any application or registration for Intellectual Property, as applicable, that could reasonably be expected to infringe, misappropriate, dilute or otherwise violate the Securitization IP or the Franchisor’s rights therein;

(d) recording and confirming the Franchisor’s legal title in and to any or all of the Securitization IP, including the recording of appropriate instruments in the PTO and United States Copyright Office, obtaining written assignments of, and executing, as applicable, transfers, non-disclosure obligations and other agreements necessary to secure and protect rights in and to, the Securitization IP;

(e) protecting, policing, and, in the event that the Manager becomes aware of any unlicensed copying, imitation, infringement, dilution, misappropriation, unauthorized use or other violation of the Securitization IP (including any breach or violation of any of the IP License Agreements (including the quality control provisions thereof) and any Related Documents), or any portion thereof, enforcing such Securitization IP, including (i) monitoring licensee use of licensed Trademarks and the quality of its goods and services offered in connection therewith; (ii) taking reasonable measures to maintain confidentiality and to prevent non‑confidential disclosures of Trade Secrets and other confidential information of the Franchisor; (iii) preparing and responding to cease‑and‑desist, demand and notice letters, and requests for a license; and (iv) commencing, prosecuting and/or resolving claims or suits involving imitation, infringement, dilution, misappropriation, the unauthorized use or other violation of the Securitization IP, and seeking monetary and equitable remedies as the Manager deems appropriate in connection therewith; provided that the Franchisor shall join as a party, as necessary, to any such suits to the extent necessary to maintain standing;

(f) performing such functions and duties, and preparing and filing such documents, as are required under the Indenture or any other Related Document to be performed, prepared and/or filed by the Franchisor, including executing and recording with the applicable Governmental Authority financing statements (including continuation statements) or amendments thereof or supplements thereto or grants of security interests or any similar instruments as the Securitization Entities or the Control Party may, from time to time, reasonably request (consistent with the obligations of the Franchisor to perfect the Trustee’s Lien only in the United States) granted by the Franchisor to the Trustee under the Related Documents that are intended to evidence such security interests in the Securitization IP;

(g) paying or causing to be paid or discharged, from funds of the Securitization Entities, any and all taxes, charges and assessments that may be levied, assessed or imposed upon any of the Securitization IP or contesting the same in good faith;

(h) obtaining licenses of third-party Intellectual Property for use and sublicense in connection with the Securitized Restaurant Business and the other assets of the Securitization Entities; and

(i) managing passwords for, content on, administration of, and access to social media accounts, website hosting accounts, mobile app accounts and other similar online accounts.

“IT Services” means information technology services, including, without limitation, (a) certain technology-related services under technology agreements with Franchisees; (b) implementing new software solutions; and (c) acquiring, providing and/or installing IT equipment, including computers, web-based mobile device, point-of-sale system, kitchen display equipment, speed of service equipment, network infrastructure equipment and order confirmation system.

“Jack in the Box” has the meaning set forth in the preamble.

“JIB Franchise Incentive Contributions” has the meaning set forth in Section 2.4(b)(v).

“JIB Maintenance Payments” has the meaning set forth in Section 2.4(b)(iii).

“JIB Manuals” means the Jack in the Box System standards, specifications, and procedures, as they may be renamed, amended and expanded and consolidated by the Franchisor (or the Manager on behalf of the Franchisor) from time to time, that relate to the management and operating systems and controls and uniform standards, specifications and procedures for the purchase, preparation and sale of food and beverage products and the operation of quick service restaurants, and a distinctive building design, decor and color scheme, as prescribed from time to time by Jack in the Box for the operation of a Franchised Restaurant.

“JIB Properties” has the meaning set forth in the preamble.

“JIB Purchase Options” has the meaning set forth in Section 2.4(b)(vi).

“JIB Remodeling Incentive Payments” has the meaning set forth in Section 2.4(b)(iv).

“JIB Tenant Improvement Payments” has the meaning set forth in Section 2.4(b)(ii).

“Leadership Team” means the persons holding the following offices immediately prior to the date of the occurrence of a Change of Control: the Chief Executive Officer, the Chief Financial Officer, the Controller, the Treasurer, the Chief Legal and Risk Officer, the Chief Investor Relations and Corporate Communications Officer, the Chief Development Officer, the Chief Information Officer, any Executive Vice President, any Senior Vice President, any person that reports directly to the Chief Executive Officer or Chief Financial Officer or any other position that contains substantially the same responsibilities as of any of the positions listed above or reports to the Chief Executive Officer; provided that from time to time an Authorized Officer of Jack in the Box Inc. may, upon written notice to the Control Party and the Trustee, change the list of offices comprising the Leadership Team so long as such list (x) at all times includes, at a minimum, the Chief Executive Officer and Chief Financial Officer (or differently-titled successor offices performing substantially the same functions as the Chief Executive Officer and/or Chief Financial Officer, as the case may be) and (y) at no time exceeds twenty (20) officers; provided, further, that any changes to such list notified to the Control Party and the Trustee during the period beginning on the date that is ninety (90) days preceding the announcement of a Change of Control and ending on the date that is twelve (12) months following the occurrence of a Change of Control shall be disregarded for purposes of this definition.

“Legal Services” means legal services, including, without limitation, (a) preparing and filing franchise disclosure documents with respect to New Securitized Development Agreements and New Securitized Franchise Agreements to comply, in all material respects, with applicable Requirements of Law; (b) complying with franchise industry‑specific government regulation and applicable Requirements of Law; (c) arranging for legal services with respect to the Securitized Assets, including with respect to the enforcement of the Managed Documents; (d) assessing and mitigating risks with respect to the Securitization Entities; (e) conducting internal audits of the Securitization Entities required under the Managed Documents; (f) calculating and compiling information required in connection with any report or certificate to be delivered pursuant to the Related Documents; (g) performing the duties and obligations of, and exercising and enforcing the rights of, the Securitization Entities under the Related Documents, including performing the duties and obligations of each applicable Securitization Entity under the IP License Agreements; and (h) legal assistance with performing the duties and obligations and enforcing the rights of the Securitization Entities under the Managed Documents, including entering into new Managed Documents from time to time.

“Managed Document” means any contract, agreement, arrangement or undertaking relating to any of the Securitized Assets, including, but not limited to, the Contribution Agreements, the Securitized Franchise Agreements, the Securitized Development Agreements, the Securitized Franchisee Notes, the Securitized Leases and the IP License Agreements.

“Manager” means Jack in the Box Inc., in its capacity as manager hereunder, unless a successor Person shall have become the Manager pursuant to the applicable provisions of the Indenture and this Agreement, and thereafter “Manager” shall mean such successor Person.

“Manager Advance” means any advance of funds made by the Manager to, or on behalf of, a Securitization Entity in connection with the operation of the Securitized Restaurant Business and other Securitized Assets.

“Manager Termination Event” has the meaning set forth in Section 6.1(a).

 “Managing Standard” means standards that (a) are consistent with Current Practice or, to the extent of changed circumstances, practices, technologies, strategies or implementation methods, consistent with the standards as the Manager would implement or observe if the Securitized Assets were owned by the Manager at such time; (b) are consistent with Ongoing Practice; (c) will enable the Manager to comply in all material respects with all of the duties and obligations of the Securitization Entities under the Related Documents and the Managed Documents; (d) are in material compliance with all applicable Requirements of Law; and (e) without limiting any of the foregoing, with respect to the use and maintenance of the Securitization Entities’ rights in and to the Securitization IP, are consistent with the standards imposed by the IP License Agreements.

“Marketing Fund” means the marketing fund developed and established for the purpose of promoting and executing Marketing Programs and Activities relating to the Branded Restaurants and directing, preparing and/or placing advertising, promotions and/or communications to build the brand, in each case, on a regional or national basis.

“Marketing Programs and Activities” means the marketing programs and activities, including without limitation, preparing and conducting digital, social, television, radio, magazine, and newspaper advertising campaigns; purchasing radio, television, digital, social, magazine, newspaper and other media for the distribution of advertising campaigns; advertising through direct mail and outdoor billboards; preparing and conducting marketing/brand surveys and research, which may include awareness and usage surveys, focus groups, marketing surveys and consumer feedback surveys; public relations activities; research, development and testing of products, packaging, and concepts; brand positioning and marketing activation; preparing and executing email and internet-based marketing programs; employing advertising, public relations, and branding agencies and other professional consultants; and providing point-of purchase, collateral and other marketing materials to the restaurants operated under the Jack in the Box System.

“Marketing Services” means marketing services, including, without limitation, (a) providing consultation and advice related to merchandising and local store marketing; (b) developing and executing programs for the Jack in the Box Brand; and (c) directing, preparing and/or placing advertising, promotions and communications to build the Jack in the Box Brand, including (i) preparing and conducting digital, social, television, radio, magazine and newspaper advertising campaigns, (ii) purchasing various media for the distribution of  advertisements, (iii) conducting marketing and brand surveys and research, (iv) conducting research, development and testing of products, packaging and concepts, (v) employing advertising, public relations and branding agencies or other professional consultants and (vi) providing marketing materials to restaurants.

“Master Issuer” has the meaning set forth in the preamble.

“Multiemployer Plan” means any Pension Plan that is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“New Asset Addition Date” means, with respect to any New Asset, the earliest of (i) the date on which such New Asset is acquired by the applicable Securitization Entity, (ii) the later of (a) the date upon which the closing occurs under the applicable contract giving rise to such New Asset and (b) the date upon which all of the diligence contingencies, if any, in the contract for purchase of the applicable New Asset expire and the Securitization Entity acquiring such New Asset no longer has the right to cancel such contract and (iii) if such New Asset is a New Securitized Franchise Agreement, New Securitized Development Agreement, New Securitized Lease or New Securitized Franchisee Note, the date on which the related Securitization Entity begins receiving payments from the applicable Franchisee in respect of such New Asset.

“New Assets” means a New Securitized Company Restaurant, New Securitized Franchise Agreement, a New Securitized Development Agreement, New Real Estate Asset or New Securitized Franchisee Note or any other Securitized Asset contributed to, or otherwise entered into, acquired or created by, the Securitization Entities after the Closing Date or any other asset(s) reasonably related to, incidental to, or useful in the judgment of the Manager in accordance with the Managing Standard, in connection with any of the foregoing.

“Non-Securitization Entity Company Restaurants” means Branded Restaurants the Non-Securitization Entities may own and operate in the United States either that (1) cannot be contributed on the Closing Date due to contractual restrictions, legal requirements or other unforeseen circumstances or (2) may be temporarily held in order to refranchise them

“Notes” has the meaning set forth in the recitals.

“Ongoing Practice” means, in respect of any action or inaction, practices, standards and procedures that are at least as favorable or beneficial as the practices, standards and procedures of any Non‑Securitization Entities as performed with respect to any assets similar to those owned by a Securitization Entity that is owned or operated by such Non‑Securitization Entity.

“Pension Plan” means any “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA and to which any company in the same Controlled Group as the Master Issuer has liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA for any time within the preceding five years or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Post‑Opening Services” means the services required to be performed under the applicable Securitized Franchise Documents by the applicable Securitization Entities after the opening of a Securitized Franchised Restaurant, in each case in accordance with and subject to the terms of this Agreement (including, for the avoidance of doubt, the Managing Standard), the Indenture, the other Related Documents and the Managed Documents, including, as may be required under the applicable Securitized Franchise Document, (a) providing such Franchisee access to certain basic training materials; (b) providing information on the preparation of products and other procedures; (c) providing training on new procedures and, if necessary, training materials to assist such Franchisee in training its employees; (d) providing such Franchisee consultation and advice from time to time concerning the operation of the restaurant, merchandising and local store marketing, as the Manager deems appropriate; (e) providing required additional or refresher training programs; (f) administering the value card programs of Jack in the Box; and (g) such other Post‑Opening Services as are required to be performed under applicable Securitized Franchise Documents; provided that such Post‑Opening Services provided by the Manager under this Agreement will not include any “add‑on” type corporate services provided by a Non‑Securitization Entity to a Franchisee, whether pursuant to the related Securitized Franchise Agreement or otherwise, the cost of which is not included in the royalties payable to the Franchisor under the related Securitized Franchise Agreement.

“Power of Attorney” means the authority granted by a Securitization Entity to the Manager pursuant to a Power of Attorney in substantially the form set forth as Exhibit A‑1 or Exhibit A-2 hereto.

“Pre‑Opening Services” means the services required to be performed under the applicable Securitized Franchise Documents by the applicable Securitization Entities prior to the opening of a Securitized Franchised Restaurant, in each case in accordance with and subject to the terms of this Agreement (including, for the avoidance of doubt, the Managing Standard), the Indenture, the other Related Documents and the Managed Documents, including, as required under the applicable Securitized Franchise Document, (a) providing the applicable Franchisee with standards for the design, construction, equipping and operation of such Securitized Franchised Restaurant and the approval of locations meeting such standards; (b) providing such Franchisee with a set of existing prototypical plans for the Franchisee’s selected prototype building which are to be used by the Franchisee’s approved architect for site adaptation purposes when developing the new restaurant’s permit and construction documents (for non-traditional locations, specifications and standards instead of prototypical plans); (c) providing such Franchisee with specifications for equipment, signs and fixtures, opening inventory, supplies and other materials needed to open the Securitized Franchised Restaurant; (d) providing a list of approved suppliers for all items where approved suppliers are required; (e) providing training to the franchise operator and restaurant manager; (f) providing access to or copies of confidential standards, policies, procedures and other manuals; and (g) providing such Franchisee with such other assistance in the pre‑opening, opening and initial operation of such Securitized Franchised Restaurant, as is required to be provided under applicable Securitized Franchise Documents; provided that such Pre‑Opening Services provided by the Manager under this Agreement will not include any “add‑on” type corporate services provided by a Non‑Securitization Entity to a Franchisee, whether pursuant to the related Securitized Franchise Agreement or otherwise, the cost of which is not included in the royalties payable to the Franchisor under the related Securitized Franchise Agreement.

“Procurement Services” means services relating to the supply chain, distribution and procurement, including, without limitation, (a) facilitating Franchisees’ purchase of food, chemicals, uniforms and package items from approved suppliers or provide approval for procurement from a source other than an existing approved supplier; (b) inspecting the approved suppliers’ facilities for announced and unannounced inspections and independently evaluating and testing the products from suppliers; (c) negotiating price and other contract terms with suppliers; (d) conducting food safety and product quality testing, inspections and remediation activities; (e) ensuring that suppliers to the Jack in the Box System meet quality control standards and arranging for the Securitization Entities to enter into necessary supply agreements; and (f) establishing and/or providing quality control services and standards for food, equipment, suppliers and distributors in connection with the Securitized Restaurant Business and monitoring compliance with such standards.

“Real Estate Services” means acquiring, developing, managing, maintaining, protecting, enforcing, defending, leasing and undertaking, or causing to be undertaken, such other duties and services as may be necessary in connection with the Real Estate Assets on behalf of JIB Properties, in each case in accordance with and subject to the terms of this Agreement (including, for the avoidance of doubt, the Managing Standard), the Indenture, the other Related Documents and the Managed Documents, as agent for JIB Properties, including, without limitation, (a) providing access to the project management system as needed for the exchange of plans, specifications and other resources between the architect(s) and Jack in the Box; (b) providing approval of potential sites for restaurants; (c) providing a list of approved real estate brokers in major markets; (d) facilitate purchase of furniture, décor and signage from approved suppliers; (e) taking those actions that are required under the Related Documents and Requirements of Law to maintain continuous perfection (where applicable) and priority (subject to Permitted Liens and the exclusions from perfection requirements under the Indenture, the Guarantee and Collateral Agreement and the Related Documents) of any Securitization Entity’s and the Trustee’s respective interests in the Collateral; and (f) preparing and delivering Mortgages after the occurrence of a Mortgage Preparation Event .

“Recipient” has the meaning ascribed to such term in Section 7.1.

“Required Consent Agreements” means the certain supply agreements, service agreements and lease agreements related to the Securitized Assets that require consent of the applicable counterparty for an assignment to the applicable Securitization Entity without triggering a default thereunder.

“Restaurant and Franchise Development Services” means services relating to the development of restaurants and franchises, including, without limitation, (a) making or causing the collection of amounts owing under the terms and provisions of each Managed Document and the Related Documents, including managing (i) the applicable Securitization Entities’ rights and obligations under the Securitized Franchise Agreements and the Securitized Development Agreements (including performing Pre‑Opening Services and Post‑Opening Services) and (ii) the right to approve amendments, waivers, modifications and terminations of (including extensions, modifications, write‑downs and write‑offs of obligations owing under) Securitized Franchise Documents and other Managed Documents (which amendments to Securitized Franchise Agreements may be effected by replacing such Securitized Franchise Agreement with a New Securitized Franchise Agreement on the then‑current form of the applicable Securitized Franchise Agreement) and to exercise all rights of the applicable Securitization Entities under such Securitized Franchise Documents and other Managed Documents; (b) performing due diligence with respect to, selecting and approving new Franchisees, performing due diligence with respect to and approving extensions of credit to Franchisees pursuant to New Securitized Franchisee Notes and providing personnel to manage the due diligence, selection and approval process; (c) preparing New Securitized Franchise Agreements, New Securitized Development Agreements and New Securitized Franchisee Notes (and related documents), including, among other things, adopting variations to the forms of agreements used in documenting such agreements and preparing and executing documentation of assignments, transfers, terminations, renewals, site relocations and ownership changes, in all cases, subject to and in accordance with the terms of the Related Documents; and (d) evaluating and approving assignments of Securitized Franchise Agreements, Securitized Development Agreements and New Securitized Franchisee Notes (and related documents) to third‑party franchisee candidates or existing Franchisees.

“Securitization Entities” has the meaning set forth in the preamble.

“Securitization IP” has the meaning set forth in the Base Indenture.

“Securitization Transaction” has the meaning set forth in the Base Indenture.

“Securitized Company Restaurant Services” means the services required to perform all of the duties and obligations of JIB Properties in connection with the operations and ownership of the Securitized Company Restaurants, including, without limitation, (a) collecting revenues generated by the Securitized Company Restaurants; (b) maintaining appropriate levels of property and casualty insurance and performing any other activities necessary or desirable for the operation of the Securitized Company Restaurants and the development, acquisition and disposition of Securitized Company Restaurants, in each case as permitted or required under the Related Documents; (c)  causing all revenue generated from the operation of the Securitized Company Restaurants to be deposited into the applicable Securitized Company Restaurant Account in accordance with the terms of the Indenture; (d) on and after the Closing Date, withdrawing available amounts on deposit in the applicable Securitized Company Restaurant Account to pay the Restaurant Operating Expenses that are incurred or committed to be paid by JIB Properties relating to the operation of the Securitized Company Restaurants, such as the cost of goods sold, labor, repair and maintenance expenses to the extent not capitalized, insurance (including self‑insurance), litigation and settlement costs relating to the Securitized Assets, applicable Company Restaurant IP License Fees and lease payments to third-party landlords; (e) hiring, training and managing employees (or supervising the hiring, training and management of the same) and negotiating with vendors, suppliers, distributors and other third parties on behalf of JIB Properties in connection with the operation of Securitized Company Restaurants; (f) selecting and acquiring Securitized Company Restaurant Assets, such as furnishings, cooking equipment, cooking supplies and computer equipment, on behalf of JIB Properties and disposing of such Securitized Company Restaurant Assets in accordance with the terms of this Agreement and the other Related Documents; (g) implementing renovation projects at Securitized Company Restaurants on behalf of JIB Properties; (h) developing and implementing new menu items to be served at Securitized Company Restaurants; and (i) performing the duties and obligations and enforcing the rights of JIB Properties pursuant to the terms of the Managed Documents to which it is a party.

“Services” means the servicing and administration by the Manager of the Securitized Assets, in each case in accordance with and subject to the terms of this Agreement (including the Managing Standard), the Indenture, the other Related Documents and the Managed Documents for the applicable Securitization Entity, including, without limitation: (a) Consumer Analytics Services; (b) Finance and Accounting Services; (c) IP Services; (d) IT Services; (e) Legal Services; (f) Marketing Services; (g) Pre-Opening Services; (h) Post-Opening Services; (i) Procurement Services; (j) Restaurant and Franchise Development Services; (k) Securitized Company Restaurant Services; (l) Real Estate Services; (m) exercising the rights, duties and powers necessary or desirable to administer the Securitized Assets (including contract rights attached to such Securitized Assets) unless otherwise restricted by this Agreement, the Indenture and the other Related Document; and (n) performing such other services as may be necessary or appropriate from time to time and consistent with the Managing Standard and the Related Documents in connection with the Securitized Assets.

“Single Employer Plan” has the meaning set forth in the Base Indenture.

“Specified Non‑Securitization Debt” has the meaning set forth in Section 5.6.

“Specified Non‑Securitization Debt Cap” has the meaning set forth in Section 5.6.

“Sub‑manager” has the meaning set forth in Section 2.10.

“Sub‑managing Arrangement” means an arrangement whereby the Manager engages any other Person (including any Affiliate) to perform certain of its duties under this Agreement excluding the fundamental corporate functions of the Manager; provided that (i) master franchise arrangements with Franchisees and temporary arrangements with Franchisees with respect to the management of one or more Branded Restaurants immediately following the termination of the former Franchisee thereof, and (ii) any agreement between the Manager and third‑party vendors pursuant to which the Manager purchases a specific product or service shall not be considered to be a Sub‑managing Arrangement.

“Term” shall have the meaning set forth in Section 8.1.

“Termination Notice” has the meaning set forth in Section 6.1(b).

“Trade Secrets” has the meaning set forth in the Base Indenture.

“Transition Plan” has the meaning set forth in the Back-up Management Agreement.

“Trustee” has the meaning set forth in the preamble.

“Voting Stock” means Equity Interests of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of a corporation (irrespective of whether or not at the time Equity Interests of any other class or classes will have or might have voting power by reason or the happening of any contingency).

“Weekly Management Fee” means, with respect to each Weekly Allocation Date, the amount determined by dividing:

(a)              an amount equal to the sum of (A) a $17,000,000 base fee, plus (B)(1) $15,000 for each Securitized Franchised Restaurant and Non-Securitization Entity Company Restaurant and (2) $33,000 for each Securitized Company Restaurant;

(b)              52;

provided that the Weekly Management Fee will be adjusted on each Weekly Allocation Date to reflect any change to the number of Securitized Franchised Restaurants, Securitized Restaurants and Non-Securitization Entity Company Restaurants as set forth in the related Weekly Manager’s Certificate (which change will be effective on and after the first day of the Weekly Collection Period immediately following delivery of the related Weekly Manager’s Certificate, it being agreed that the Manager shall update the number of Securitized Franchised Restaurants, Securitized Restaurants and Non-Securitization Entity Company Restaurants as often as reasonably practicable but at least once in each Four-Week Fiscal Period); provided, further, that (X) each of the amounts set forth in clauses (i)(A) and (i)(B) will be subject to successive 2.0% annual increases on the first day of the Quarterly Collection Period that commences immediately following each anniversary of the Closing Date and that the incremental increased portion of such fees will be payable only to the extent that the sum of the amounts set forth in clauses (i)(A) and (i)(B) as so increased will not exceed 35% of the aggregate Retained Collections over the preceding four (4) Quarterly Collection Periods or (Y) a new formula may be designated by the Master Issuer in writing to the Trustee, so long as (a) the Master Issuer certifies in writing to the Trustee and the Control Party that (i) the formula was determined in consultation with the Back-Up Manager, and (ii) the Master Issuer discloses the formula in each Quarterly Noteholders’ Report and (b) each of the Trustee and the Control Party has received written confirmation from the Master Issuer that the Rating Agency Condition with respect to each Series of Notes Outstanding has been satisfied with respect to such new formula.

Section 1.2              Other Defined Terms.

(a)              Each term defined in the singular form in Section 1.1 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement and each term defined in the plural form in Section 1.1 or elsewhere in this Agreement shall mean the singular thereof when the singular form of such term is used herein.

(b)              The words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

(c)              Unless as otherwise provided herein, the word “including” as used herein shall mean “including without limitation.”

(d)              All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with GAAP.

(e)              Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall be made, to the extent applicable and except as otherwise specified in this Agreement or the other Related Documents, in accordance with GAAP.  When used herein, the term “financial statement” shall include the notes and schedules thereto.  All accounting determinations and computations hereunder shall be made without duplication.

Section 1.3              Other Terms.  All terms used in Article 9 of the UCC as in effect from time to time in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Section 1.4              Computation of Time Periods.  Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

ARTICLE II

ADMINISTRATION AND SERVICING OF SECURITIZED ASSETS

Section 2.1              Jack in the Box to Act as Manager.

(a)              Engagement of the Manager.  The Manager is hereby authorized by each Securitization Entity, and hereby agrees, to perform the Services (or refrain from the performance of the Services) subject to and in accordance with the Managing Standard and the terms of this Agreement, the other Related Documents and the Managed Documents.  With respect to the IP Services, the Manager shall perform such IP Services in accordance with the Managing Standard, unless the Franchisor determines, in its sole discretion, that additional action is necessary or desirable in furtherance of the protection of the Securitization IP in which case the Manager shall perform such IP Services and additional related services as are reasonably requested by the Franchisor.  The Manager, on behalf of the Securitization Entities, shall have full power and authority, acting alone and subject only to the specific requirements and prohibitions of this Agreement and in accordance with the Managing Standard, the Indenture and the other Related Documents and the Managed Documents, to take, or refrain from taking, any such actions, and to do any and all things in connection with performing the Services that the Manager may deem necessary or desirable.  Without limiting the generality of the foregoing, but subject to the provisions of this Agreement, including Section 2.8, the Indenture and the other Related Documents, the Manager, in connection with performing the Services, is hereby authorized and empowered to execute and deliver, in the Manager’s own name (in its capacity as agent for the applicable Securitization Entity) or in the name of any Securitization Entity (pursuant to the applicable Power of Attorney), on behalf of any Securitization Entity any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Securitized Assets, including, without limitation, consents to sales, transfers or encumbrances of a franchise by a Franchisee or consents to assignments and assumptions of the Franchise Agreements by any Franchisee in accordance with the terms thereof.  For the avoidance of doubt, the parties hereto acknowledge and agree that the Manager is providing Services directly to each applicable Securitization Entity.  Nothing in this Agreement shall preclude the Securitization Entities from performing the Services or any other act on their own behalf at any time and from time to time.

(b)             Actions to Create and Perfect Security Interests.  Subject to the terms of the Indenture, including any applicable Series Supplement, and the Related Documents, the Manager shall take those actions that are required under the Related Documents and Requirements of Law to maintain continuous perfection (where applicable) and priority (subject to Permitted Liens) of any Securitization Entity’s and the Trustee’s respective interests in the Securitized Assets to the extent required by the Indenture and the Guarantee and Collateral Agreement.  Without limiting the foregoing, the Manager shall file or cause to be filed with the appropriate government office the financing statements on Form UCC‑1, assignments of financing statements on Form UCC‑3, any filings related to the Securitization IP as required by Section 8.25(c) and (d) of the Base Indenture and other filings required to be filed in connection with the Indenture and the other Related Documents.  Upon the occurrence of a Mortgage Preparation Event, the Manager shall cause the preparation of fully executed Mortgages for recordation against the Real Estate Assets (excluding the Securitized Company Restaurant Third‑Party Leases and Securitized JIB Back-to-Back Leases) and within ninety (90) days of such Mortgage Preparation Event shall deliver such Mortgages to the Trustee in accordance with Section 8.37 of the Base Indenture, to be held for the benefit of the Secured Parties in the event a Mortgage Recordation Event occurs.  In accordance with Section 8.37 of the Base Indenture, the Trustee shall be reimbursed for any and all reasonable costs and expenses in connection with such Mortgage Recordation Event, including all Mortgage Recordation Fees pursuant to and in accordance with the Priority of Payments.

(c)              Ownership of Manager‑Developed IP.

(i)            The Manager acknowledges and agrees that all Securitization IP, including any Manager‑Developed IP arising during the Term, shall, as between the parties, be owned by and inure exclusively to the Franchisor.  Any copyrightable material included in such Manager‑Developed IP shall, to the fullest extent allowed by law, be considered a “work made for hire” under applicable copyright law (including within the meaning of Section 101 of the U.S. Copyright Act of 1976, as amended) and owned by the Franchisor.  The Manager hereby irrevocably assigns and transfers, without further consideration, all right, title and interest in and to all Manager‑Developed IP (and all goodwill connected with the use of and symbolized by Trademarks included therein) to the Franchisor.  Notwithstanding the foregoing, the Manager‑Developed IP to be transferred to the Franchisor shall include rights to use third party Intellectual Property only to the extent (but to the fullest extent) that such rights are assignable or sublicensable to the Franchisor.  All applications to register Manager‑Developed IP shall be filed in the name of the Franchisor.

(ii)            The Manager agrees to cooperate in good faith with the Franchisor for the purpose of securing and preserving the Franchisor’s rights in and to the applicable Manager‑Developed IP, including executing any documents and taking any actions, at the Franchisor’s reasonable request, or as deemed necessary or advisable by the Manager, to confirm, file and record in any appropriate registry the Franchisor’s sole legal title in and to such Manager‑Developed IP (as described in Section 2.1(c)(i)), it being acknowledged and agreed that any expenses in connection therewith shall be paid by the Franchisor.  The Manager hereby appoints the Franchisor (with respect to the Securitization IP) as its attorney‑in‑fact authorized to execute such documents in the event that Manager fails to execute the same within twenty (20) days following the Franchisor’s written request to do so (it being understood that such appointment is a power coupled with an interest and therefore irrevocable) with full power of substitution and delegation.

(d)            Grant of Power of Attorney.  In order to provide the Manager with the authority to perform and execute its duties and obligations as set forth herein, the Securitization Entities shall execute and deliver on the Closing Date a Power of Attorney in substantially the form set forth as Exhibit A-1 (with respect to the Franchisor) and Exhibit A-2 (with respect to the Securitization Entities) hereto to the Manager, which Powers of Attorney shall terminate in the event that the Manager’s rights under this Agreement are terminated as provided herein. The Securitization Entities shall deliver, at the request of the Manager, one or more additional Power of Attorney in substantially the form set forth in Exhibit A-1 or Exhibit A-2, as applicable, from time to time as may be necessary to perform the Services.

(e)             Franchisee Insurance.  The Manager acknowledges that, to the extent that it or any of its Affiliates is named as a “loss payee” or “additional insured” under any insurance policies of any Franchisee, it shall use commercially reasonable efforts to cause it to be so named in its capacity as the Manager on behalf of the applicable Securitization Entity, and the Manager shall promptly (i) deposit or cause to be deposited to the applicable Concentration Account any proceeds received by it or by any Securitization Entity or any other Affiliate under such insurance policies (other than amounts described in the following clause (ii)) and (ii) disburse to the applicable Franchisee any proceeds of any such insurance policies payable to such Franchisee pursuant to the applicable Securitized Franchise Agreement.

(f)         Manager Insurance.  The Manager shall maintain adequate insurance consistent with the type and amount maintained by the Manager as of the Closing Date, subject, in each case, to any adjustments or modifications made in accordance with the Managing Standard.  Such insurance shall cover each of the Securitization Entities, as an additional insured, to the extent that such Securitization Entity has an insurable interest therein.  All insurance policies maintained by the Manager on the Closing Date are listed on Schedule 2.1(f) hereto.

(g)              Value Card Sales and Redemption.  The Manager shall be responsible for administering the value card programs of the Jack in the Box Brand and shall collect the proceeds of the initial sale of value cards that are sold on the internet, to third-parties for distribution, at Securitized Restaurants, at third-party retail locations or at other value card vendors in one or more accounts in the name of the Manager (or an Affiliate thereof). Following the redemption of any value card or portion thereof at any Securitized Restaurant, the Manager shall oversee the delivery of the redeemed amount to the applicable Securitized Restaurant and the reimbursement of any third party advancing funds to the owner of the Securitized Restaurant as part of the redemption process.

Section 2.2              Accounts.

(a)              Collection of Payments; Remittances; Collection Account.  The Manager shall maintain and manage the Management Accounts (and certain other accounts from time to time) in the name of, and for the benefit of, the Securitization Entities.  The Manager shall (on behalf of the Securitization Entities) (i) cause the collection of Collections in accordance with the Managing Standard and subject to and in accordance with the Related Documents and (ii) make all deposits to and withdrawals from the Management Accounts in accordance with this Agreement (including the Managing Standard), the Indenture and the applicable Managed Documents.  The Manager shall (on behalf of the Securitization Entities) make all deposits to the Collection Account in accordance with terms of the Indenture.

(b)              Deposit of Misdirected Funds; No Commingling; Misdirected Payments.  The Manager shall promptly deposit into a Concentration Account, the Collection Account or such other appropriate account within three (3) Business Days immediately following Actual Knowledge of the Manager of the receipt thereof and in the form received with any necessary endorsement or in cash, all payments in respect of the Securitized Assets incorrectly deposited into another account.  In the event that any funds not constituting Collections are incorrectly deposited in any Account, the Manager shall promptly withdraw such amounts after obtaining Actual Knowledge thereof and shall pay such amounts to the Person legally entitled to such funds.  Except as otherwise set forth herein or in the Base Indenture, the Manager shall not commingle any monies that relate to Securitized Assets with its own assets and shall keep separate, segregated and appropriately marked and identified all Securitized Assets and any other property comprising any part of the Securitized Assets, and for such time, if any, as such Securitized Assets or such other property are in the possession or control of the Manager to the extent such Securitized Assets or such other property is included in the Securitized Assets, the Manager shall hold the same in trust for the benefit of the Trustee and the Secured Parties (or, following termination of the Indenture, the applicable Securitization Entity).  Additionally, the Manager, promptly after obtaining Actual Knowledge thereof, shall notify the Trustee in the Weekly Manager’s Certificate of any amounts incorrectly deposited into any Indenture Trust Account and arrange for the prompt remittance by the Trustee of such funds from the applicable Indenture Trust Account to the Manager.  The Trustee shall have no obligation to verify any information provided to it by the Manager in any Weekly Manager’s Certificate and shall remit such funds to the Manager based solely on such Weekly Manager’s Certificate.

(c)             Investment of Funds in Management Accounts.  The Manager shall have the right to invest and reinvest funds deposited in any Management Account constituting a “securities account” within the meaning of Section 8-501 of the New York UCC in Eligible Investments maturing no later than the Business Day preceding each Weekly Allocation Date.  All income or other gain from such Eligible Investments will be credited to the related Management Account, and any loss resulting from such investments will be charged to the related Management Account.  The Investment Income (net of losses and expenses) available on deposit in the Management Accounts will be withdrawn on each Weekly Allocation Date for deposit to the Collection Account for application as Collections on such Weekly Allocation Date.

Section 2.3              Records.

(a)              The Manager shall, in accordance with the Managing Standard, retain all material data (including computerized records) relating directly to, or maintained in connection with, the servicing of the Securitized Assets at its address indicated in Section 8.5 (or at an off‑site storage facility reasonably acceptable to the Securitization Entities, the Servicer and the Back‑Up Manager) or, upon thirty (30) days’ notice to the Securitization Entities, each Rating Agency, the Back‑Up Manager, the Trustee and the Servicer, at such other place where the servicing office of the Manager is located (provided that the servicing office of the Manager shall at all times be located in the United States), and shall give the Trustee, the Back‑Up Manager and the Servicer access to all such data in accordance with the terms and conditions of the Related Documents; provided, however, that the Trustee shall not be obligated to verify, recalculate or review any such data.  The Manager acknowledges that the Franchisor shall own the Intellectual Property rights in all such data.

(b)              If the rights of Jack in the Box Inc., as the initial Manager, shall have been terminated in accordance with Section 6.1 or if this Agreement shall have been terminated pursuant to Section 8.1, Jack in the Box Inc., as the initial Manager, shall, upon demand of the Trustee (based upon the written direction of the Control Party), in the case of a termination pursuant to Section 6.1, or upon the demand of the Securitization Entities, in the case of a termination pursuant to Section 8.1, deliver to the Successor Manager, or destroy at the request of the demanding party or its designee, all data in its possession or under its control (including computerized records) necessary or desirable for the servicing of the Securitized Assets.

Section 2.4              Administrative Duties of Manager.

(a)            Duties with Respect to the Related Documents.  The Manager, in accordance with the Managing Standard, shall perform the duties of the applicable Securitization Entities under the Related Documents except for those duties that are required to be performed by the equity holders, stockholders, directors, or managers of such Securitization Entity pursuant to applicable law.  In furtherance of the foregoing, the Manager shall consult with the managers or the directors, as the case may be, of the Securitization Entities as the Manager deems appropriate regarding the duties of the Securitization Entities under the Related Documents.  The Manager shall monitor the performance of the Securitization Entities and, promptly upon obtaining Actual Knowledge thereof, shall advise the applicable Securitization Entity when action is necessary to comply with such Securitization Entity’s duties under the Related Documents.  The Manager shall prepare for execution by the Securitization Entities or shall cause the preparation by other appropriate Persons of all such documents, reports, filings, instruments, certificates, notices and opinions as it shall be the duty of the Securitization Entities to prepare, file or deliver pursuant to the Related Documents.

(b)              Duties with Respect to the Securitization Entities.  In addition to the duties of the Manager set forth in this Agreement or any of the Related Documents, the Manager, in accordance with the Managing Standard, shall perform such calculations and shall prepare for execution by the Securitization Entities or shall cause the preparation by other appropriate Persons of all such documents, reports, filings, instruments, certificates, notices and opinions as it shall be the duty of the Securitization Entities to prepare, file or deliver pursuant to applicable law, including, for the avoidance of doubt, securities laws and franchise laws.  Pursuant to the directions of the Securitization Entities and in accordance with the Managing Standard, the Manager shall administer, perform or supervise the performance of such other activities in connection with the Securitization Entities as are not covered by any of the foregoing provisions and as are expressly requested by any Securitization Entity and are reasonably within the capability of the Manager.  The Manager shall provide notice to the Servicer as soon as practicable if an administrative action in excess of $5,000,000 is taken in any fiscal quarter in connection with clauses (i) through (v) below.

(i)               Tenant Improvement Allowances.  The Manager shall be responsible for collecting and administering tenant improvement allowances and similar amounts received from landlords with respect to the Securitized Leases and the New Securitized Leases.  Any such amounts received from landlords will be collected and maintained in one or more accounts by the Manager, and shall be utilized by the Manager as required by the relevant Securitized Lease or for improvements, renovations or other capital expenditures in respect of real property subject to the Securitized Leases and the New Securitized Leases or, to the extent any such funds represent a reimbursement of such expenditures previously made by the Manager, may be retained by the Manager.  The Manager shall administer such amounts in accordance with the Managing Standard.

(ii)           JIB Tenant Improvement Payments.  After the Closing Date, the Manager will not agree to make any JIB Tenant Improvement Payments in connection with any Securitized Franchisee Back-to-Back Sublease or Securitized Owned-Property Franchisee Lease unless (i) Jack in the Box Inc. has elected to fund the related JIB Tenant Improvement Payment by making a voluntary capital contribution to JIB Properties in accordance with the terms of the Master Real Estate Agreement or (ii) the Residual Amount is available (or will be available) to fund the applicable JIB Tenant Improvement Payment as determined by the Manager in accordance with the Managing Standard.

(iii)            JIB Maintenance Payments.  The Manager will not agree to make any JIB Maintenance Payments beyond what is required to be paid under any Securitized Franchisee Back-to-Back Sublease or Securitized Owned-Property Franchisee Lease unless (i) Jack in the Box Inc. has elected to fund the related JIB Maintenance Payment by making a voluntary capital contribution to JIB Properties in accordance with the terms of the Master Real Estate Agreement or (ii) the Residual Amount is available (or will be available) to fund the applicable JIB Maintenance Payment as determined by the Manager in accordance with the Managing Standard.

(iv)            JIB Remodeling Incentive Payments.  The Manager will not agree to make any JIB Remodeling Incentive Payments beyond what is required to be paid under any purchase agreement associated with the sale of certain restaurants unless (i) Jack in the Box Inc. has elected to fund the related JIB Remodeling Incentive Payment by making a voluntary capital contribution to the Franchisor in accordance with the terms of the Master Real Estate Agreement or (ii) the Residual Amount is available (or will be available) to fund the applicable JIB Remodeling Incentive Payment as determined by the Manager in accordance with the Managing Standard.

(v)            JIB Franchise Incentive Contributions.  The Manager will not agree to make any such JIB Franchise Incentive Contributions beyond what is required to be paid under the applicable Securitized Franchise Agreement unless (i) Jack in the Box Inc. has elected to fund the related JIB Franchise Incentive Contribution by making a voluntary capital contribution to the Franchisor in accordance with the terms of the Master Real Estate Agreement or (ii) the Residual Amount is available (or will be available) to fund the applicable JIB Franchise Incentive Contribution as determined by the Manager in accordance with the Managing Standard.

(vi)            JIB Purchase Options.  After the Closing Date, the Manager will not agree to exercise any JIB Purchase Options on properties related to Securitized Company Restaurant Third-Party Leases or Securitized JIB Back-to-Back Leases unless (x) Jack in the Box Inc. has elected to fund the related JIB Purchase Option by making a voluntary capital contribution to JIB Properties in accordance with the terms of the Master Real Estate Agreement, (y) the Residual Amount is available (or will be available) to fund the applicable JIB Purchase Option as determined by the Manager in accordance with the Managing Standard or (z) the exercise of such option constitutes a permitted investment in Eligible Assets sourced from funds representing Insurance/Condemnation Proceeds or Asset Disposition Proceeds in accordance with the Indenture, to the extent funds are available after the reimbursements and prepayments are made pursuant to Section 5.12(i)(A) through (C) of the Base Indenture.

(c)              Records.  The Manager shall maintain appropriate books of account and records relating to the Services performed under this Agreement, which books of account and records shall be accessible for inspection (i) by the Securitization Entities during normal business hours and upon reasonable notice and (ii) by the Trustee, the Back‑Up Manager, the Servicer and the Controlling Class Representative in accordance with Section 3.1(d).

(d)           Election of Controlling Class Representative.  Pursuant to Section 11.01(d) of the Base Indenture, if two CCR Candidates both receive votes from Controlling Class Members holding beneficial interests in exactly 50% of the Aggregate Outstanding Principal Amount of Notes of the Controlling Class with respect to which votes were submitted, the Manager shall choose the Controlling Class Representative from one of such CCR Candidates.

Section 2.5              No Offset.  The payment obligations of the Manager under this Agreement shall not be subject to, and the Manager hereby waives, in connection with the performance of such obligations, any right of offset that the Manager has or may have against the Trustee, the Servicer or the Securitization Entities, whether in respect of this Agreement, the other Related Documents or any document governing any Securitized Asset or otherwise.

Section 2.6                Compensation and Expenses.  As compensation for the performance of its obligations under this Agreement, the Manager shall receive the Weekly Management Fee and the Supplemental Management Fee, if any, on each Weekly Allocation Date out of amounts available therefor under the Indenture on such Weekly Allocation Date in accordance with the Priority of Payments.  In addition to the foregoing fees, the Manager is entitled to receive (i) Excluded Amounts received from  Franchisees relating to corporate services provided by the Manager to the Franchisees, including repairs and maintenance, value card administration, employee training, point-of-sale system maintenance and support, upfront onboarding fees and maintenance of other information technology systems and (ii) equivalent amounts from JIB Properties for corporate services provided by the Manager to JIB Properties similar to those received from Franchisees pursuant to clause (i).  The Manager is required to pay from its own funds all expenses it may incur in performing its obligations hereunder.

Section 2.7               Indemnification.

(a)              The Manager agrees to indemnify and hold harmless each of the Securitization Entities, the Trustee, the Back‑Up Manager and the Servicer (both in its capacity as Servicer and as Control Party) and their respective members, officers, directors, managers, employees and agents (each, an “Indemnitee”) for all claims, losses, penalties, fines, forfeitures, liabilities, obligations, damages, actions, suits and related costs and judgments and other costs, fees and reasonable expenses, including reasonable and documented fees, out‑of‑pocket charges and disbursements of counsel (other than the allocated costs of in‑house counsel), that any of them may incur as a result of (i) the failure of the Manager to perform or observe its obligations under this Agreement or any other Related Document to which it is a party in its capacity as Manager, (ii) the breach by the Manager of any representation, warranty or covenant under this Agreement or any other Related Document to which it is a party in its capacity as Manager; or (iii) the Manager’s bad faith, negligence or willful misconduct in the performance of its duties under this Agreement and the other Related Documents; provided, however, that there shall be no indemnification under this Section 2.7(a) in respect of losses on the value of any Securitized Assets for a breach of any representation, warranty or covenant relating to any New Asset provided in Article V so long as the Manager has complied with Section 2.7(b) and Section 2.7(c) hereunder; provided, further, that the Manager shall have no obligation of indemnity to an Indemnitee to the extent any such claims, losses, penalties, fines, forfeitures, liabilities, obligations, damages, actions, suits and related costs and judgments and other costs, fees and reasonable expenses are caused by the bad faith, gross negligence, willful misconduct, or breach of this Agreement by such Indemnitee (unless caused by the Manager with respect to a Securitization Entity).  In the event the Manager is required to make an indemnification payment pursuant to this Section 2.7(a) the Manager shall promptly pay such indemnification payment directly to the applicable Indemnitee (or, if due to a Securitization Entity, shall deposit such indemnification payment directly to the Collection Account).

(b)              In the event of a breach of any representation, warranty or covenant relating to any New Asset provided in Article V that is not remedied within thirty (30) days of the Manager having obtained Actual Knowledge of such breach or written notice thereof, the Manager shall promptly notify the Trustee and the Servicer and either (x) repurchase all of the Securitized Franchise Assets, Securitized Company Restaurants (and the related Securitized Company Restaurant Assets) or Real Estate Assets relating to such Securitized Restaurant for an amount equal to the related Indemnification Amount or to pay the Indemnification Amount to the applicable Securitization Entity and (y) reimburse the applicable Securitization Entity for the expenses related to defending or enforcing its rights in such Securitization IP; provided, that if the applicable breach affects only a portion of the Securitized Franchise Assets, Securitized Company Restaurants (and the related Securitized Company Restaurant Assets) or Real Estate Assets relating to a Securitized Restaurant, without Material Adverse Effect on the cash flow generated by the unaffected Securitized Franchise Asset, Securitized Company Restaurant (and the related Securitized Company Restaurant Assets) or Real Estate Asset, the Manager shall only be required to repurchase or pay the Indemnification Amount with respect to the affected portion of such Securitized Franchise Asset, Securitized Company Restaurant (and the related Securitized Company Restaurant Assets) or Real Estate Asset.  Upon confirmation by the Trustee or the Servicer of the payment by the Manager of the Indemnification Amount to the Collection Account with respect to any Securitized Franchise Asset, Securitized Company Restaurant (and the related Securitized Company Restaurant Assets) or Real Estate Asset in accordance with the preceding sentence and all amounts, if any, owing at such time under Section 2.7(c) below, the applicable Securitization Entity shall, to the extent permitted by applicable law and subject to receipt of necessary landlord consents, assign all such Securitized Franchise Assets, Securitized Company Restaurants (and the related Securitized Company Restaurant Assets) or Real Estate Assets to the Manager and the Manager shall accept assignment of such Securitized Franchise Assets, Securitized Company Restaurants (and the related Securitized Company Restaurant Assets) or Real Estate Assets from the relevant Securitization Entity.  Such Securitization Entity shall, in such event, make all assignments of such Securitized Franchise Assets, Securitized Company Restaurants (and the related Securitized Company Restaurant Assets) and Real Estate Assets necessary to effect such assignment, as applicable.  Any such assignment by any Securitization Entity shall be without recourse to, or representation or warranty by, such Securitization Entity and such Securitized Franchise Assets, Securitized Company Restaurants (and the related Securitized Company Restaurant Assets) and Real Estate Assets shall no longer be subject to the Lien of the Indenture.

(c)              In addition to the rights provided in Section 2.7(b), the Manager agrees to indemnify and hold each Indemnitee harmless if any action or proceeding (including any governmental investigation and/or the assessment of any fines or similar items) shall be brought or asserted against such Indemnitee in respect of a material breach of any representation, warranty or covenant relating to any New Asset provided in Article V to the extent provided in Section 2.7(a).

(d)              Any Indemnitee that proposes to assert the right to be indemnified under this Section 2.7 shall promptly, after receipt of notice of the commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against the Manager, notify the Manager of the commencement of such action, suit or proceeding, enclosing a copy of all papers served.  In the event that any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall notify the Manager of the commencement thereof and the Manager shall be entitled to participate in, and to the extent that it shall wish, to assume the defense thereof, with its counsel reasonably satisfactory to such Indemnitee (which, in the case of a Securitization Entity, shall be reasonably satisfactory to the Control Party as well), and after notice from the Manager to such Indemnitee of its election to assume the defense thereof, the Manager shall not be liable to such Indemnitee for any legal expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided that the Manager shall not enter into any settlement with respect to any claim or proceeding unless such settlement includes a release of such Indemnitee from all liability on claims that are the subject matter of such settlement; and provided, further, that the Indemnitee shall have the right to employ its own counsel in any such action the defense of which is assumed by the Manager in accordance with this Section 2.7(d), but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the employment of counsel by such Indemnitee has been specifically authorized by the Manager, (ii) the Manager is advised in writing by counsel to such Indemnitee or the Control Party that joint representation would give rise to a conflict of interest between such Indemnitee’s position and the position of the Manager in respect of the defense of the claim, (iii) the Manager shall have failed within a reasonable period of time to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to the Indemnitee in any such action or proceeding or (iv) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnitee and the Manager, and the Indemnitee shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Manager (in which case, the Indemnitee notifies the Manager in writing that it elects to employ separate counsel at the expense of the Manager, the reasonable fees and expenses of such Indemnitee’s counsel shall be borne by the Manager and the Manager shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnitee, it being understood, however, that the Manager shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for such fees and expenses of more than one separate firm of attorneys at any time for the Indemnitee).  The provisions of this Section 2.7 shall survive the termination of this Agreement or the earlier resignation or removal of any party hereto; provided, however, that no Successor Manager shall be liable under this Section 2.7 with respect to any Defective New Asset or any other matter occurring prior to its succession hereunder.  Notwithstanding anything in this Section 2.7 to the contrary, any delay or failure by an Indemnitee in providing the Manager with notice of any action shall not relieve the Manager of its indemnification obligations except to the extent the Manager is materially prejudiced by such delay or failure of notice.

Section 2.8             Nonpetition Covenant.  The Manager shall not, prior to the date that is one year and one day, or if longer, the applicable preference period then in effect, after the payment in full of the Outstanding Principal Amount of the Notes of each Series, petition or otherwise invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against any Securitization Entity under any insolvency law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of such Securitization Entity or any substantial part of its property, or ordering the winding up or liquidation of the affairs of such Securitization Entity.

Section 2.9          Franchisor Consent.  Subject to the Managing Standard and the terms of the Indenture, the Manager shall have the authority, on behalf of the applicable Securitization Entities, to grant or withhold consents of the “franchisor” required under the Securitized Franchise Documents.

Section 2.10       Appointment of Sub‑managers.  The Manager may enter into Sub‑managing Arrangements with third parties (including Affiliates) (each, a “Sub‑manager”) to provide the Services hereunder; provided, other than with respect to a Sub‑managing Arrangement with an Affiliate of the Manager, that no Sub‑managing Arrangement shall be effective unless and until (i) the Manager receives the consent of the Control Party, (ii) such Sub‑manager executes and delivers an agreement, in form and substance reasonably satisfactory to the Control Party, to perform and observe, or in the case of an assignment, an assumption by such successor entity of the due and punctual performance and observance of, the applicable covenants and conditions to be performed or observed by the Manager under this Agreement; provided that such Sub‑managing Arrangement shall be terminable by the Control Party upon a Manager Termination Event and shall contain transitional servicing provisions substantially similar to those provided in Section 6.3 and intellectual property provisions substantially similar to those provided in Section 6.4, (iii) a written notice has been provided to the Trustee and the Back‑Up Manager and (iv) such Sub‑managing Arrangement, or assignment and assumption by such Sub‑manager, satisfies the Rating Agency Condition.  Such Sub-managing Arrangements may include engaging a Non-Securitization Entity as its Sub-manager for purposes of making available to the applicable Securitization Entity any rights, assets and services under a Required Consent Agreement, as set forth in Section 5.4 hereof. The Manager shall not enter into any Sub‑managing Arrangement which delegates the performance of any fundamental business operations such as responsibility for the franchise development, operations and marketing strategies for the Jack in the Box Brand to any Person that is not an Affiliate without receiving the prior written consent of the Control Party.  The Manager may delegate to any Sub-manager administration of any Management Account, provided that prior to accepting instructions from such Sub-manager regarding any such Managed Account, the Trustee may require that such Sub-manager provide all applicable know-your-customer documentation required by the Trustee. Notwithstanding anything to the contrary herein or in any Sub‑managing Arrangement, the Manager shall remain primarily and directly liable for its obligations hereunder and in connection with any Sub‑managing Arrangement.

Section 2.11          Insurance/Condemnation Proceeds.  Upon receipt of any Insurance/Condemnation Proceeds, the Manager (on behalf of the Securitization Entities), in accordance with Section 5.11(a)(vi) of the Base Indenture, shall deposit or cause the deposit of such Insurance/Condemnation Proceeds to the Insurance Proceeds Account; provided that up to $1,000,000 of Insurance/Condemnation Proceeds in each calendar year may be excluded from payment into the Insurance Proceeds Account and will be treated as Collections for deposit into the Collection Account.  At the election of the Manager (on behalf of the applicable Securitization Entity) (as notified by the Manager to the Trustee, the Servicer, and the Back‑Up Manager promptly after receipt of the Insurance/Condemnation Proceeds) and so long as no Rapid Amortization Event shall have occurred and be continuing, the Manager (on behalf of the Securitization Entities) may reinvest such Insurance/Condemnation Proceeds in Eligible Assets and/or to repair or replace the assets in respect of which such proceeds were received within the applicable Casualty Reinvestment Period or otherwise direct such proceeds in the manner permitted by the Base Indenture; provided that in the event the Manager has purchased Eligible Assets or has repaired or replaced the assets with respect to which such Insurance/Condemnation Proceeds have been received prior to the receipt of such Insurance/Condemnation Proceeds, such Insurance/Condemnation Proceeds shall be used to reimburse the Manager for any expenditures in connection with such repair or replacement.

Section 2.12           Permitted Asset Dispositions.  The Manager (acting on behalf of the Securitization Entities), in accordance with Section 8.16 of the Base Indenture and the Managing Standard, may dispose of property of the Securitization Entities from time to time.  To the extent required by the Base Indenture, upon receipt of any Asset Disposition Proceeds from any Permitted Asset Disposition, the Manager (on behalf of the Securitization Entities), in accordance with Section 5.11(a)(v) of the Base Indenture, shall deposit or cause the deposit of such Asset Disposition Proceeds to the Asset Disposition Proceeds Account.  At the election of the Manager (on behalf of the applicable Securitization Entity) and so long as no Rapid Amortization Event shall have occurred and be continuing, the Manager (on behalf of the Securitization Entities) may reinvest such Asset Disposition Proceeds in accordance with the Base Indenture.

Section 2.13          Letter of Credit Reimbursement Agreement.  In the event that Jack in the Box or another Non-Securitization Entity has deposited cash collateral as security for its obligations under the Letter of Credit Reimbursement Agreement into a bank account maintained in the name of the Master Issuer, (i) any Non-Securitization Entity fails to make any payment to the Master Issuer when due under the Letter of Credit Reimbursement Agreement, the Manager shall withdraw the amount of such delinquent payment from such bank account within one Business Day of the due date of such payment under the Letter of Credit Reimbursement Agreement and deposit such amount into the Collection Account, and (ii) if the amount on deposit in such account exceeds an amount equal to 105% of the sum of (x) the aggregate exposure under all outstanding letters of credit under the Letter of Credit Reimbursement Agreement plus (y) the aggregate amount then due to the Master Issuer under Section 4 and Section 5 of the Letter of Credit Reimbursement Agreement, the Manager shall withdraw the amount of such excess from such account and pay such excess to the applicable Non-Securitization Entity.

Section 2.14        Manager Advances.  The Manager may, but is not obligated to, make Manager Advances to, or on behalf of, any Securitization Entity in connection with the operation of the Securitized Franchised Restaurant Business, the Securitized Company Restaurant Business and the business of the Securitization Entities.  Manager Advances will accrue interest at the Advance Interest Rate and shall be reimbursable on each Weekly Allocation Date in accordance with the Priority of Payments.

ARTICLE III

STATEMENTS AND REPORTS

Section 3.1              Reporting by the Manager.

(a)              Reports Required Pursuant to the Indenture.  The Manager, on behalf of the Securitization Entities, shall furnish, or cause to be furnished, to the Trustee, all reports and notices required to be delivered to the Trustee by any Securitization Entity pursuant to the Indenture (including pursuant to Article IV of the Base Indenture) or any other Related Document.

(b)              Delivery of Financial Statements.  The Manager shall provide the financial statements of Jack in the Box Inc. and the Securitization Entities as required under Section 4.01(g) and (h) of the Base Indenture.

(c)           Franchisee Termination Notices.  The Manager shall send to the Trustee, the Servicer and the Back‑Up Manager, as soon as reasonably practicable but in no event later than fifteen (15) Business Days of the receipt thereof, a copy of any notices of termination of one or more Securitized Franchise Agreements sent by the Manager on behalf of the Franchisor to any Franchisee unless (i) the related Securitized Franchised Restaurant(s) generated less than $500,000 in royalties during the immediately preceding fiscal year or (ii) the related Securitized Franchised Restaurant(s) continue to operate pursuant to a New Securitized Franchise Agreement between the Franchisor or the Manager on its behalf and such Franchisee.

(d)            Notice Regarding Securitized Leases.  In the event that any Securitization Entity, or the Manager on behalf of any Securitization Entity, receives any written notice from a lessor of any Securitized Lease regarding the lack of payment or alleging any breach, violation or default under the applicable Securitized Lease or action be taken to remedy a material breach, violation or default, excluding any such notice in respect of non‑monetary breach, violation or default as to which the Manager is contesting or expects to contest in good faith, the Manager shall promptly, but in any event within fifteen (15) Business Days from such receipt, notify the Trustee and the Servicer, unless cured within such period.

(e)             Additional Information; Access to Books and Records.  The Manager shall furnish from time to time such additional information regarding the Securitized Assets or compliance with the covenants and other agreements of Jack in the Box Inc. and any Securitization Entity under the Related Documents as the Trustee, the Back‑Up Manager or the Servicer may reasonably request, subject to compliance with applicable law.  The Manager shall, and shall cause each Securitization Entity to, permit, at reasonable times upon reasonable notice, the Servicer, the Controlling Class Representative and the Trustee or any Person appointed by any of them as its agent to visit and inspect any of its properties, examine its books and records and discuss its affairs with its officers, directors, managers, employees and independent certified public accountants, and up to one such visit and inspection by each of the Servicer, the Controlling Class Representative and the Trustee, or any Person appointed by them shall be reimbursable as a Securitization Operating Expense per calendar year, with any additional visit or inspection by any such Person being at such Person’s sole cost and expense; provided, however that during the continuance of a Warm Back‑Up Management Trigger Event, a Rapid Amortization Event, a Default, or an Event of Default, or to the extent expressly required without the instruction of any other party under the terms of any Related Documents, any such Person may visit and conduct such activities at any time and all such visits and activities shall constitute a Securitization Operating Expense.  Notwithstanding the foregoing, the Manager shall not be required to disclose or make available communications protected by the attorney‑client privilege.

(f)              Leadership Team Changes.  The Manager shall promptly notify the Trustee, the Back‑Up Manager and the Servicer of any termination or resignation of any Persons included in the Leadership Team that occurs within 12 months following a Change of Control.

(g)              Instructions as to Withdrawals and Payments. The Manager, on behalf of the Securitization Entities, shall furnish, or cause to be furnished, to the Trustee or the Paying Agent, as applicable, written instructions to make withdrawals and payments from the Collection Account or any other Base Indenture Accounts or any Series Account, as contemplated herein, in the Base Indenture or in any Series Supplement.  The Trustee and Paying Agent shall follow any such written instructions in accordance with the terms and conditions of the Base Indenture and any applicable Series Supplement.

Section 3.2            Appointment of Independent Auditor.  On or before the Closing Date, the Securitization Entities shall appoint a firm of independent public accountants of recognized national reputation that is reasonably acceptable to the Control Party to serve as the independent auditors (“Independent Auditors”) for purposes of preparing and delivering the reports required by Section 3.3.  It is hereby acknowledged that the accounting firm of KPMG LLP is acceptable for purposes of serving as Independent Auditors.  The Securitization Entities may not remove the Independent Auditors without first giving thirty (30) days’ prior written notice to the Independent Auditors, with a copy of such notice also given concurrently to the Trustee, each Rating Agency, the Control Party, the Manager (if applicable) and the Servicer.  Upon any resignation by such firm or removal of such firm, the Securitization Entities shall promptly appoint a successor thereto that shall also be a firm of independent public accountants of recognized national reputation to serve as the Independent Auditors hereunder.  If the Securitization Entities shall fail to appoint a successor firm of Independent Auditors within thirty (30) days after the effective date of any such resignation or removal, the Control Party shall promptly appoint a successor firm of independent public accountants of recognized national reputation that is reasonably satisfactory to the Manager to serve as the Independent Auditors hereunder.  The fees of any Independent Auditors shall be payable by the Securitization Entities.

Section 3.3            Annual Accountants’ Reports.  The Manager shall furnish, or cause to be furnished to the Trustee, the Servicer and each Rating Agency, within one hundred twenty (120) days after the end of each fiscal year of the Manager, commencing with the fiscal year ending on or about September 30, 2019,  (i) a report of the Independent Auditors (who may also render other services to the Manager) or the Back‑Up Manager summarizing the findings of a set of agreed‑upon procedures performed by the Independent Auditors or the Back‑Up Manager with respect to compliance with the Quarterly Noteholders’ Reports for such fiscal year (or other period) with the standards set forth herein, and (ii) a report of the Independent Auditors or the Back‑Up Manager to the effect that such firm has examined the assertion of the Manager’s management as to its compliance with its management requirements for such fiscal year (or other period), and that (x) in the case of the Independent Auditors, such examination was made in accordance with standards established by the American Institute of Certified Public Accountants and (y) except as described in the report, management’s assertion is fairly stated in all material respects.  In the case of the Independent Auditors, the report will also indicate that the firm is independent of the Manager within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants (each, an “Annual Accountants’ Report”).  In the event such Independent Auditors require the Trustee to agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section 3.3, the Manager shall direct the Trustee in writing to so agree as to the procedures described therein; it being understood and agreed that the Trustee shall deliver such letter of agreement (which shall be in a form satisfactory to the Trustee) in conclusive reliance upon the direction of the Manager, and the Trustee has not made any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures.

Section 3.4          Available Information.  The Manager, on behalf of the Securitization Entities, shall make available the information requested by prospective purchasers necessary to satisfy the requirements of Rule 144A under the 1933 Act, as amended.  The Manager shall deliver such information, and shall promptly deliver copies of all Quarterly Noteholders’ Reports and Annual Accountants’ Reports, to the Trustee as contemplated by Section 4.01 of the Base Indenture, to enable the Trustee to redeliver such information to purchasers or prospective purchasers of the Notes as contemplated by Section 4.04 of the Base Indenture.

ARTICLE IV

THE MANAGER

Section 4.1           Representations and Warranties Concerning the Manager.  The Manager represents and warrants to each Securitization Entity, the Trustee and the Servicer, as of the Closing Date (except if otherwise expressly noted), as follows:

(a)            Organization and Good Standing.  The Manager (i) is a corporation, duly formed and organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction where the character of its property, the nature of its business or the performance of its obligations under the Related Documents make such qualification necessary and (iii) has the power and authority (x) to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted and (y) to perform its obligations under this Agreement, except in each case referred to in clause (ii) to the extent that a failure to do so would not reasonably be expected to result in a Material Adverse Effect on the Manager.

(b)                Power and Authority; No Conflicts.  The execution and delivery by the Manager of this Agreement and its performance of, and compliance with, the terms hereof are within the power of the Manager and have been duly authorized by all necessary corporate action on the part of the Manager.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein, nor compliance with the provisions hereof, shall conflict with or result in a breach of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, any order of any Governmental Authority or any of the provisions of any Requirement of Law binding on the Manager or its properties, or the charter or bylaws or other organizational documents of the Manager, or any of the provisions of any material indenture, mortgage, lease, contract or other instrument to which the Manager is a party or by which it or its property is bound or result in the creation or imposition of any Lien upon any of its property pursuant to the terms of any such indenture, mortgage, leases, contract or other instrument, except to the extent such default, creation or imposition would not reasonably be expected to result in a Material Adverse Effect on the Manager, the Securitized Assets, or the Securitization Entities.

(c)                Consents.  Except (i) for registrations as a franchise broker or franchise sales agent as may be required under state franchise statutes and regulations, (ii) to the extent that a state or foreign franchise law requires filing and other compliance actions by virtue of considering the Manager as a “subfranchisor”, (iii) for any consents, licenses, approvals, authorizations, registrations, notifications, waivers or declarations that have been obtained or made and are in full force and effect and (iv) to the extent that a failure to do so would not reasonably be expected to result in a Material Adverse Effect on the Manager, the Securitized Assets or the Securitization Entities, the Manager is not required to obtain the consent of any other party or the consent, license, approval or authorization of, or file any registration or declaration with, any Governmental Authority in connection with the execution, delivery or performance by the Manager of this Agreement, or the validity or enforceability of this Agreement against the Manager.

(d)              Due Execution and Delivery.  This Agreement has been duly executed and delivered by the Manager and constitutes a legal, valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms (subject to applicable insolvency laws and to general principles of equity).

(e)               No Litigation.  There are no actions, suits, investigations or proceedings pending or, to the Actual Knowledge of the Manager, threatened against or affecting the Manager, before or by any Governmental Authority having jurisdiction over the Manager or any of its properties or with respect to any of the transactions contemplated by this Agreement (i) asserting the illegality, invalidity or unenforceability, or seeking any determination or ruling that would affect the legality, binding effect, validity or enforceability of this Agreement or (ii) which would reasonably be expected to result in a Material Adverse Effect on the Manager, the Securitized Assets or the Securitization Entities.

(f)                 Compliance with Requirements of Law.  The Manager is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Manager, the Securitized Assets or the Securitization Entities.

(g)               No Default.  The Manager is not in default under any agreement, contract, instrument or indenture to which the Manager is a party or by which it or its properties is or are bound, or with respect to any order of any Governmental Authority, except to the extent such default would not reasonably be expected to result in a Material Adverse Effect on the Manager or the Securitized Assets; and no event has occurred which with notice or lapse of time or both would constitute such a default with respect to any such agreement, contract, instrument or indenture, or with respect to any such order of any Governmental Authority.

(h)               Taxes.  The Manager has filed or caused to be filed and shall file or cause to be filed all federal tax returns and all material state and other tax returns that are required to be filed except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.  The Manager has paid or caused to be paid, and shall pay or cause to be paid, all taxes owed by the Manager pursuant to said returns or pursuant to any assessments made against it or any of its property (other than any amount of tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Manager).

(i)               Accuracy of Information.  No written report, financial statements, certificate or other information furnished (other than projections, budgets, other estimates and general market, industry and economic data) to the Servicer by or on behalf of the Manager in connection with the transactions contemplated hereby or pursuant to any provision of this Agreement or any other Related Document (when taken together with all other information furnished by or on behalf of the Manager to the Servicer), contains any material misstatement of fact as of the date furnished or omits to state any material fact necessary to make the statements therein not materially misleading in each case when taken as a whole and in the light of the circumstances under which they were made; and with respect to its projected financial information, the Manager represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

(j)               Financial Statements.  As of the Closing Date, the audited consolidated financial statements in the annual report on Form 10-K of Jack in the Box for the fiscal year ended September 30, 2018 incorporated by reference in the offering memorandum for the Notes (i) present fairly in all material respects the financial condition of Jack in the Box and its Subsidiaries as of such date, and the results of operations for the period then ended and (ii) were prepared in accordance with GAAP (except as otherwise stated therein) applied consistently through the periods involved.

(k)              No Material Adverse Change.  Since September 30, 2018, there has been no development or event that has had or would reasonably be expected to result in a Material Adverse Effect on the Manager or the Securitized Assets.

(l)               ERISA.  During the five-year period prior to the date on which this representation is made or deemed made with respect to any Pension Plan, no ERISA Event has occurred which would reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, (i) no Multiemployer Plan is insolvent (as defined in Section 4245 of ERISA) and (ii) no non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Employee Benefit Plan, other than transactions effected pursuant to a statutory or administrative exemption. Except as would not reasonably be expected to result in a Material Adverse Effect, each such Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(m)            No Manager Termination Event.  No Manager Termination Event has occurred or is continuing, and, to the Actual Knowledge of the Manager, there is no event which, with notice or lapse of time, or both, would constitute a Manager Termination Event.

(n)              Location of Records.  The offices at which the Manager keeps its records concerning the Securitized Assets are located at the addresses indicated in Section 8.5.

(o)          DISCLAIMER.  EXCEPT FOR THE MANAGER’S REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND IN ANY OTHER RELATED DOCUMENT, THE MANAGER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER HEREOF TO ANY OTHER PARTY, AND EACH PARTY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING WARRANTY OF TITLE, NON‑INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(p)           Due Qualification. Except for registrations as a franchise broker or franchise sales agent as may be required under state or foreign franchise statutes and regulations and except to the extent that a state or foreign franchise law requires filing and other compliance actions by virtue of the Manager’s performance of Services on behalf of Franchisor in connection with Franchisees and the Securitized Franchise Agreements, the Manager has obtained or made all material licenses, registrations, consents, approvals, waivers and notifications of creditors, lessors and other Persons, in each case, in connection with the execution and delivery of this Agreement by the Manager, and the consummation by the Manager of all the transactions herein contemplated to be consummated by the Manager and the performance of its obligations hereunder except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 4.2          Existence; Status as Manager.  Jack in the Box Inc., as the Manager, shall (a) keep in full effect its existence under the laws of the state of its incorporation, (b) maintain all rights and privileges necessary or desirable in the normal conduct of its business and the performance of its obligations hereunder except to the extent that failure to do so individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect and (c) obtain and preserve its qualification to do business in each jurisdiction in which the failure to so qualify either individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.

Section 4.3          Performance of Obligations.

(a)                Performance.  The Manager shall perform and observe all of its obligations and agreements contained in this Agreement and the other Related Documents in accordance with the terms hereof and thereof and in accordance with the Managing Standard.

(b)               Special Provisions as to Securitization IP.

(i)                  The Manager acknowledges and agrees that the Franchisor has the right and duty to control the manner in which the Securitization IP is used in order to maintain the validity and enforceability of and its ownership of the Securitization IP, including controlling the quality of the goods and services offered in connection with the Trademarks included in the Securitization IP.  The Manager shall not take any action contrary to the express written instruction of the Franchisor with respect to:  (A) the promulgation of standards with respect to the use of the Trademarks included in the Securitization IP and the operation of Securitized Restaurants, including quality of food, cleanliness, appearance, and level of service (or the making of material changes to the existing standards), (B) the promulgation of standards with respect to new businesses, products and services which the Franchisor approves for inclusion in the license granted under any IP License Agreement (or other license agreement or sublicense agreement for which the Manager is performing IP Services), (C) the nature and implementation of means of monitoring and controlling adherence to the standards, (D) the terms of any Securitized Franchise Agreements or other sublicense agreements relating to the quality standards which licensees must follow with respect to businesses, products, and services offered under the Trademarks included in the Securitization IP and the usage of such Trademarks, (E) the commencement and prosecution of enforcement actions with respect to the Trademarks included in the Securitization IP and the terms of any settlements thereof, (F) the adoption of any variations on the Jack in the Box Brand which are not in use on the date hereof, or other new Trademarks to be included in the Securitization IP, (G) the abandonment of any Securitization IP and (H) any uses of the Securitization IP that are not consistent with the Managing Standard.  The Franchisor shall have the right to monitor the Manager’s compliance with the foregoing and its performance of the IP Services and, in furtherance thereof, the Manager shall provide the Franchisor, with respect to Securitization IP, at the Franchisor’s written request from time to time, with copies of Securitized Franchise Documents and other sublicenses, samples of products and materials bearing the Trademarks included in the Securitization IP used by Franchisees and other licensees and sublicensees. Nothing in this Agreement shall limit the Franchisor’s rights or the licensees’ obligations under the IP License Agreements or any other agreement with respect to which the Manager is performing IP Services.

(ii)                  The Franchisor hereby grants to the Manager a non‑exclusive, royalty‑free license to use and sublicense the Securitization IP solely in connection with the performance of the Services under this Agreement. In connection with the Manager’s use of any Intellectual Property included in the Securitization IP pursuant to the foregoing licenses, the Manager agrees to adhere to the quality control provisions and sublicensing provisions, with respect to sublicenses issued hereunder, which are contained in each IP License Agreement, as applicable to the product or service to which such Intellectual Property pertains, as if such provisions were incorporated by reference herein.

(1)           Preservation of Quality.  The Manager agrees that all uses of any Trademarks included in the Securitization IP, and all materials, products and services offered by or on behalf of the Franchisor, in connection with such Trademarks or pursuant to this Section 4.3(b), shall, unless otherwise approved or directed by Franchisor, (i) be under the control of Franchisor; (ii) comply with all applicable laws;  (iii) comply with and be of a high quality that is at least as high as those standards and reputation for quality of those comparable materials, products and services being offered under the such Trademarks as of the Closing Date; and (iv) not be used in connection with any goods or services that materially deviate from quality control standards and specifications promulgated by Franchisor from time to time for such materials, products and services.

(2)             Inspections.  The Manager will ensure that the nature and quality of the materials, products and services offered by or on behalf of the Manager in connection with Section 4.3(b) hereof meet the quality standards described in Section 4.3(b)(ii)(1), including performing reasonable inspections of the materials, products and services provided by the Manager in connection with Section 4.3(b)(ii)(1) hereof.  Upon Franchisor’s reasonable request, the Manager shall provide Franchisor or its designee with samples of materials, products and services provided under Section 4.3(b)(ii)(1) hereof and Franchisor or its designee shall have the right upon reasonable notice to inspect any facility where such materials, products and services are provided, manufactured, handled or stored.

(3)             Cessation of Injurious Activity.  If Franchisor determines, in its reasonable judgment, that any business, product, service, advertising or promotional program or material used or planned to be used by the Manager may be or is directly or indirectly injurious or prejudicial to or would reasonably be expected to tarnish the image of or disparage any of the Trademarks included in the Securitization IP, the goodwill arising therefrom or Franchisor’s rights thereto, or otherwise does not meet the standards described in Section 4.3(b)(ii)(1), then the Manager shall cease such use within a reasonable period of time following the receipt of notice from Franchisor.  The Manager further acknowledges that its failure to adhere to the quality standards as required by this Agreement in any material respect is a material breach of this Agreement, subject to the provisions of Section 6.1(a), and shall entitle the Franchisor to injunctive relief against the Manager and other equitable remedies.

(c)             Independent Contractor.  In performing its obligations as manager hereunder the Manager acts solely as an independent contractor of the Securitization Entities, except to the extent the Manager is deemed to be an agent of the Securitization Entities by virtue of engaging in franchise sales activities, as a broker, or receiving payments on behalf of the Securitization Entities, as applicable.  Nothing in this Agreement shall, or shall be deemed to, create or constitute any joint venture, partnership, employment, or any other relationship between the Securitization Entities and the Manager other than the independent contractor contractual relationship established hereby.  Nothing herein shall be deemed to vest in the Manager title to, or ownership or property interest in, any of the Securitization IP.  Except as otherwise provided herein or in the other Related Documents, the Manager shall not be, nor shall be deemed to be, liable for any acts or obligations of the Securitization Entities, the Trustee, the Back‑Up Manager or the Servicer.

(d)              Right to Receive Instructions.  Without limiting the Manager’s obligations under Section 4.3(b) above, in the event that the Manager is unable to decide between alternative courses of action, or is unsure as to the application of any provision of this Agreement, the other Related Documents or any Managed Documents, or any such provision is, in the good faith judgment of the Manager, ambiguous as to its application, or is, or appears to be, in conflict with any other applicable provision, or in the event that this Agreement, any other Related Document or any Managed Document permits any determination by the Manager or is silent or is incomplete as to the course of action which the Manager is required to take with respect to a particular set of facts, the Manager may make a Consent Request to the Control Party for written instructions in accordance with the Indenture and the other Related Documents and, to the extent that the Manager shall have acted or refrained from acting in good faith in accordance with instructions, if any, received from the Control Party with respect to such Consent Request, the Manager shall not be liable on account of such action or inaction to any Person; provided that the Control Party shall be under no obligation to provide any such instruction if it is unable to decide between alternative courses of action.  Subject to the Managing Standard, if the Manager shall not have received appropriate instructions from the Control Party within ten days of such notice (or within such shorter period of time as may be specified in such notice), the Manager may, but shall be under no duty to, take or refrain from taking such action, not inconsistent with this Agreement or the Related Documents, as the Manager shall deem to be in the best interests of the Noteholders and the Securitization Entities.  The Manager shall have no liability to any Secured Party or the Controlling Class Representative for such action or inaction taken in reliance on the preceding sentence except for the Manager’s own bad faith, negligence or willful misconduct.

(e)             Limitation on Manager’s Duties and Responsibilities.

(i)             The Manager shall not have any duty or obligation to manage, make any payment in respect of, register, record, sell, reinvest, dispose of, create, perfect or maintain title to, or any security interest in, or otherwise deal with the Securitized Assets, to prepare or file any report or other document or to otherwise take or refrain from taking any action under, or in connection with, any document contemplated hereby to which the Manager is a party, except as expressly provided by the terms of this Agreement or the other Related Documents and consistent with the Managing Standard, and no implied duties or obligations shall be read into this Agreement against the Manager.  The Manager nevertheless agrees that it shall, at its own cost and expense, promptly take all action as may be necessary to discharge any Liens (other than Permitted Liens) on any part of the Securitized Assets which result from valid claims against the Manager personally whether or not related to the ownership or administration of the Securitized Assets or the transactions contemplated by the Related Documents.

(ii)             Except as otherwise set forth herein and in the other Related Documents, the Manager shall have no responsibility under this Agreement other than to render the Services in good faith and consistent with the Managing Standard.

(iii)           The Manager shall not manage, control, use, sell, reinvest, dispose of or otherwise deal with any part of the Securitized Assets except in accordance with the powers granted to, and the authority conferred upon, the Manager pursuant to this Agreement or the other Related Documents.

(f)             Limitations on the Manager’s Liabilities, Duties and Responsibilities.  Subject to Section 2.7 and except for any loss, liability, expense, damage, action, suit or injury arising out of, or resulting from, (i) any breach or default by the Manager in the observance or performance of any of its agreements contained in this Agreement or any other Related Document to which it is a party in its capacity as Manager, (ii) the breach by the Manager of any representation, warranty or covenant made by it herein or in any other Related Document to which it is a party in its capacity as Manager or (iii) acts or omissions constituting the Manager’s own bad faith, negligence or willful misconduct, in the performance of its duties hereunder or under any other Related Documents to which it is a party in its capacity as Manager, neither the Manager nor any of its Affiliates (other than any Securitization Entity), managers, officers, members or employees shall be liable to any Securitization Entity, the Noteholders or any other Person under any circumstances, including, without limitation:

(i)             for any action taken or omitted to be taken by the Manager in good faith in accordance with the instructions of the Trustee or the Control Party;

(ii)           for any representation, warranty, covenant, agreement or Indebtedness of any Securitization Entity under the Notes, any other Related Documents or the Managed Documents, or for any other liability or obligation of any Securitization Entity;

(iii)            for the validity or sufficiency of this Agreement or the due execution hereof by any party hereto other than the Manager, or the form, character, genuineness, sufficiency, value or validity of any part of the Securitized Assets (including, without limitation, the creditworthiness of any Franchisee, lessee or other obligor thereunder), or for, or in respect of, the validity or sufficiency of the Related Documents;

(iv)              for any action or inaction of the Trustee, the Back‑Up Manager or the Servicer or for the performance of, or the supervision of the performance of, any obligation under this Agreement or any other Related Document that is required to be performed by the Trustee, the Back‑Up Manager or the Servicer; and

(v)                for any error of judgment made in good faith that does not violate the Managing Standard.

(g)            No Financial Liability.  No provision of this Agreement (other than Section 2.6, 2.7, 4.3(e)(i) and 4.3(f)) shall require the Manager to expend or risk its funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder, if the Manager shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not compensated by the payment of the Weekly Management Fees and is otherwise not reasonably assured or provided to the Manager.  Further, the Manager shall not be obligated to perform any additional services not enumerated or otherwise contemplated hereunder, unless the Manager determines that it is more likely than not that it shall be reimbursed for all of its expenses incurred in connection with such performance.  The Manager shall not be liable under the Notes and shall not be responsible for any amounts required to be paid by the Securitization Entities under or pursuant to the Indenture.

(h)             Reliance.  The Manager may, reasonably and in good faith, conclusively rely on, and shall be protected in acting or refraining from acting when doing so, in each case in accordance with any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and believed by it to be signed by the proper party or parties other than its Affiliates.  The Manager may reasonably accept a certified copy of a resolution of the board of directors or other governing body of any corporate or other entity other than its Affiliates as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect.  As to any fact or matter the manner or ascertainment of which is not specifically prescribed herein, the Manager may in good faith for all purposes hereof reasonably rely on a certificate, signed by any Authorized Officer of the relevant party, as to such fact or matter, and such certificate reasonably relied upon in good faith shall constitute full protection to the Manager for any action taken or omitted to be taken by it in good faith in reliance thereon.

(i)             Consultations with Third Parties; Advice of Counsel.  In the exercise and performance of its duties and obligations hereunder or under any of the Related Documents, the Manager (A) may act directly or through agents or attorneys pursuant to agreements entered into with any of them; provided that the Manager shall remain primarily liable hereunder for the acts or omissions of such agents or attorneys and (B) may, at the expense of the Manager, consult with external counsel or accountants selected and monitored by the Manager in good faith and in the absence of negligence, and the Manager shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such external counsel or accountants with respect to legal or accounting matters.

Section 4.4        Merger and Resignation.

(a)             Preservation of Existence.  The Manager shall not merge into any other Person or convey, transfer or lease substantially all of its assets; provided, however, that nothing contained in this Agreement shall be deemed to prevent (i) the merger into the Manager of another Person, (ii) the consolidation of the Manager and another Person, (iii) the merger of the Manager into another Person or (iv) the sale of substantially all of the property or assets of the Manager to another Person, so long as (A) the surviving Person of the merger or consolidation or the purchaser of the assets of the Manager shall continue to be engaged in substantially the same lines of business as the Manager and shall have the capacity to perform its obligations hereunder with at least the same degree of care, skill and diligence as measured by customary practices with which the Manager is required to perform such obligations hereunder, (B) in the case of a merger, consolidation or sale, the surviving Person of the merger or the purchaser of the assets of the Manager shall expressly assume the obligations of the Manager under this Agreement and expressly agree to be bound by all other provisions applicable to the Manager under this Agreement in a supplement to this Agreement in form and substance reasonably satisfactory to the Trustee and the Control Party and (C) with respect to such event, in and of itself, the Rating Agency Condition has been satisfied.

(b)             Resignation.  The Manager shall not resign from the rights, powers, obligations and duties hereby imposed on it except upon determination that (A) the performance of its duties hereunder is no longer permissible under applicable law and (B) there is no reasonable action that the Manager could take to make the performance of its duties hereunder permissible under applicable law.  Any such determination permitting the resignation of the Manager pursuant to clause (A) above shall be evidenced by an Opinion of Counsel to such effect, delivered to the Trustee, the Back‑Up Manager and the Control Party.  No such resignation shall become effective until a Successor Manager shall have been appointed by the Control Party (acting at the direction of the Controlling Class Representative) and shall have assumed the responsibilities and obligations of the Manager in accordance with Section 6.1(b).  The Trustee, the Securitization Entities, the Back‑Up Manager, the Control Party, the Servicer and each Rating Agency shall be notified of such resignation in writing by the Manager.  From and after such effectiveness, the Successor Manager shall be, to the extent of the assignment, the “Manager” hereunder.  Except as provided above in this Section 4.4 the Manager may not assign this Agreement or any of its rights, powers, duties or obligations hereunder.

(c)             Term of Manager’s Obligations.  Except as provided in Section 4.4(a) and Section 4.4(b), the duties and obligations of the Manager under this Agreement shall commence on the date hereof and continue until this Agreement shall have been terminated as provided in Section 6.1 or Section 8.1, and shall survive the exercise by any Securitization Entity, the Trustee or the Control Party of any right or remedy under this Agreement (other than the right of termination pursuant to Section 6.1), or the enforcement by any Securitization Entity, the Trustee, the Servicer, the Back‑Up Manager, the Control Party, the Controlling Class Representative or any Noteholder of any provision of the Indenture, the Notes, this Agreement or the other Related Documents.

Section 4.5       Notice of Certain Events.  The Manager shall give written notice to the Trustee, the Back‑Up Manager, the Servicer and each Rating Agency promptly upon the occurrence of any of the following events (but in any event no later than five (5) Business Days after the Manager has Actual Knowledge of the occurrence of such an event):  (a) the occurrence of an ERISA Event, that individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect; (b) a Manager Termination Event, an Event of Default, a Hot Back‑Up Management Trigger Event (as defined in the Back‑Up Management Agreement), a Class A-1 Notes Amortization Event, a Warm Back‑Up Management Trigger Event (as defined in the Back‑Up Management Agreement) or Rapid Amortization Event or any event which would, with the passage of time or giving of notice or both, would become one or more of the same; or (c) any action, suit, investigation or proceeding pending or, to the Actual Knowledge of the Manager, threatened against or affecting the Manager, before or by any court, administrative agency, arbitrator or governmental body having jurisdiction over the Manager or any of its properties either asserting the illegality, invalidity or unenforceability of any of the Related Documents, seeking any determination or ruling that would affect the legality, binding effect, validity or enforceability of any of the Related Documents or that would reasonably be expected to result in a Material Adverse Effect.

Section 4.6           Capitalization.  The Manager shall have sufficient capital to perform all of its obligations under this Agreement at all times from the Closing Date and until the Indenture has been terminated in accordance with the terms thereof.

Section 4.7           Maintenance of Separateness.  The Manager covenants that, except as otherwise permitted by the Related Documents:

(a)                        the books and records of the Securitization Entities shall be maintained separately from those of the Manager and each of the other Non-Securitization Entities;

(b)                   the Manager shall observe (and shall cause each of the other Non-Securitization Entities to observe) corporate and limited liability company formalities in its dealings with any Securitization Entity;

(c)                 all financial statements of Jack in the Box Inc. as the Manager that are consolidated to include any Securitization Entity and that are distributed to any party shall contain notes clearly stating that (i) all of such Securitization Entity’s assets are owned by such Securitization Entity and (ii) such Securitization Entity is a separate entity and has separate creditors;

(d)                 except as contemplated under Section 2.1(g) and Section 2.4(b)(iii) of this Agreement or otherwise set forth in the Base Indenture, the Manager shall not (and shall not permit any of the other Non-Securitization Entities to) commingle its funds with any funds of any Securitization Entity; provided that the foregoing shall not prohibit the Manager or any successor to or assignee of the Manager from holding funds of the Securitization Entities in its capacity as Manager for such entity in a segregated account identified for such purpose;

(e)                the Manager shall (and shall cause each of the other Non-Securitization Entities to) maintain arm’s length relationships with each Securitization Entity, and each of the Manager and each of the other Non-Securitization Entities shall be compensated at market rates for any services it renders or otherwise furnishes to any Securitization Entity, it being understood that the Weekly Management Fee, the Supplemental Management Fee and this Agreement are representative of such arm’s length relationship;

(f)               the Manager shall not be, and shall not hold itself out to be, liable for the debts of any Securitization Entity or the decisions or actions in respect of the daily business and affairs of any Securitization Entities and the Manager shall not permit any Securitization Entities to hold the Manager out to be liable for the debts of such Securitization Entity or the decisions or actions in respect of the daily business and affairs of such Securitization Entity; provided that the foregoing shall not prohibit the Manager from maintaining liability in respect of any Contributed Securitized Company Restaurant Third-Party Leases or Contributed Securitized JIB Back-to-Back Lease for which the related third-party landlord has failed or refused as of the Closing Date to release the Manager thereunder; and

(g)         upon an officer or other responsible party of the Manager obtaining Actual Knowledge that any of the foregoing provisions in this Section 4.7 has been breached or violated in any material respect, the Manager shall promptly notify the Trustee, the Back‑Up Manager, the Control Party and each Rating Agency of same and shall take such actions as may be reasonable and appropriate under the circumstances to correct and remedy such breach or violation as soon as reasonably practicable under such circumstances.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.1         Representations and Warranties Made in Respect of New Assets.  The Manager may cause the applicable Securitization Entity to enter into or acquire the New Assets after the Closing Date and will make the following representations and warranties for the respective New Assets as required in this Section 5.1.

(a)             New Securitized Franchise Agreements. As of the applicable New Asset Addition Date with respect to a New Securitized Franchise Agreement acquired or entered into on such New Asset Addition Date, the Manager shall represent and warrant to the Securitization Entities, the Trustee and the Servicer that:  (i) such New Securitized Franchise Agreement does not contain terms and conditions that are reasonably expected to result in (A) a material decrease in the amount of Collections or Retained Collections, taken as a whole, (B) a material adverse change in the nature, quality or timing of Collections, taken as a whole, or (C) a material adverse change in the types of underlying assets generating Collections, taken as a whole, in each case when compared to the amount, nature or quality of, or types of assets generating Collections that would have been reasonably expected to result had such New Securitized Franchise Agreement been entered into in accordance with the then‑current Securitized Franchise Documents; (ii) such New Securitized Franchise Agreement is genuine, and is the legal, valid and binding obligation of the parties thereto and is enforceable against the parties thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy or insolvency laws and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law); (iii) such New Securitized Franchise Agreement complies in all material respects with all applicable Requirements of Law; (iv) the Franchisee related to such New Securitized Franchise Agreement is not, to the Actual Knowledge of the Manager, the subject of a bankruptcy proceeding; (v) royalty fees payable pursuant to such New Securitized Franchise Agreement are payable by the related Franchisee at least monthly; (vi) except as required by applicable Requirements of Law, such New Securitized Franchise Agreement contains no contractual rights of set‑off; and (vii) except as required by applicable Requirements of Law, such New Securitized Franchise Agreement is freely assignable by the applicable Securitization Entities.

(b)             New Securitized Development Agreements. As of the applicable New Asset Addition Date with respect to a New Securitized Development Agreement acquired or entered into on such New Asset Addition Date, the Manager shall represent and warrant to the Securitization Entities, the Trustee and the Servicer that:  (i) such New Securitized Development Agreement does not contain terms and conditions that are reasonably expected to result in (A) a material decrease in the amount of Collections or Retained Collections, taken as a whole, (B) a material adverse change in the nature, quality or timing of Collections, taken as a whole, or (C) a material adverse change in the types of underlying assets generating Collections, taken as a whole, in each case when compared to the amount, nature or quality of, or types of assets generating Collections that would have been reasonably expected to result had such New Securitized Development Agreement been entered into in accordance with the then‑current Securitized Franchise Documents; (ii) such New Securitized Development Agreement is genuine, and is the legal, valid and binding obligation of the parties thereto and is enforceable against the parties thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy or insolvency laws and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law); (iii) such New Securitized Development Agreement complies in all material respects with all applicable Requirements of Law; (iv) the Franchisee related to such New Securitized Development Agreement is not, to the Actual Knowledge of the Manager, the subject of a bankruptcy proceeding; (v) except as required by applicable Requirements of Law, such New Securitized Development Agreement contains no contractual rights of set‑off; and (vi) except as required by applicable Requirements of Law, such New Securitized Development Agreement is freely assignable by the applicable Securitization Entities.

(c)           New  Securitized Company Restaurant Assets.  As of the applicable New Asset Addition Date, with respect to each Securitized Company Restaurant Asset acquired on such New Asset Addition Date, the Manager represents and warrants to the Securitization Entities, the Trustee and the Servicer that:  (i) the applicable Securitization Entity owns full legal and equitable title to each such Securitized Company Restaurant Asset, free and clear of any Lien (other than Permitted Liens) and (ii) the addition of such Securitized Company Restaurant Asset could not be reasonably expected to have a Material Adverse Effect.

(d)             New Securitized Franchisee Notes.  As of the applicable New Asset Addition Date with respect to a New Securitized Franchisee Note acquired or entered into on such New Asset Addition Date, the Manager shall represent and warrant to the Securitization Entities, the Trustee and the Servicer that:  (i)  such agreement is genuine, and is the legal, valid and binding obligation of the parties thereto and is enforceable against the parties thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy or insolvency laws and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law); (ii) such agreement complies in all material respects with all applicable Requirements of Law; (iii) the Franchisee related to such agreement is not the subject of a bankruptcy proceeding; and (iv) except as required by applicable Requirements of Law, such agreement is freely assignable by the applicable Securitization Entities.

(e)             New Securitized Owned Real Property.  As of the applicable New Asset Addition Date with respect to New Securitized Owned Real Property acquired on such date, the Manager shall represent and warrant to the Securitization Entities, the Trustee and the Servicer that:  (i) JIB Properties holds fee simple title to the premises of such New Securitized Owned Real Property, free and clear of all Liens (other than Permitted Liens); (ii) such New Securitized Owned Real Property is either (x) leased to a Franchisee or a Non‑Securitization Entity (in the case of a Non-Securitization Entity Company Restaurant) or (y) subject to a Company Synthetic Lease Payment (in the case of a Securitized Company Restaurant); (iii) JIB Properties is not in material default in any respect in the performance, observance or fulfillment of any obligations, covenants or conditions applicable to such New Securitized Owned Real Property, the violation of which could create a reversion of title to such New Securitized Owned Real Property to any Person; (iv) to the Manager’s Actual Knowledge, the use of such New Securitized Owned Real Property complies in all material respects with all applicable legal requirements, including building and zoning ordinances and codes and the certificate of occupancy issued for such property, except where a failure to comply would not reasonably be expected to have a Material Adverse Effect; (v) neither JIB Properties nor, to the Actual Knowledge of the Manager, any Person leasing such property from JIB Properties, is in material default under any lease of such property and no condition or event exists, that, after the notice or lapse of time or both, would constitute a material default thereunder by JIB Properties or, to the Actual Knowledge of the Manager, by any other party thereto, except where such default would not reasonably be expected to have a Material Adverse Effect; (vi) no condemnation or similar proceeding has been commenced nor, to the Actual Knowledge of the Manager, is threatened in writing with respect to all or any material portion of such New Securitized Owned Real Property that was not considered in the acquisition of such New Securitized Owned Real Property; (vii) all material certifications, permits, licenses and approvals, including certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Branded Restaurant on such New Securitized Owned Real Property, if such property is open for business, have been obtained and are in full force and effect, except as would not reasonably be expected to have a Material Adverse Effect; and (viii) the Manager has paid, caused to be paid, or confirmed that all taxes required to be paid by JIB Properties in connection with the acquisition of such New Securitized Owned Real Property have been paid in full from funds of the Securitization Entities.

(f)             New Securitized Leases.  As of the applicable New Asset Addition Date with respect to New Securitized Leases acquired or entered into on such New Asset Addition Date, the Manager shall represent and warrant to the Securitization Entities, the Trustee and the Servicer that:  (i) no material default by JIB Properties, or to the Actual Knowledge of the Manager, by any sub-lessee or any other party, exists under any provision of such lease, and no condition or event exists, that, after the notice or lapse of time or both, would constitute a material default thereunder by JIB Properties or, to the Actual Knowledge of the Manager, by any sub-lessee or any other party, except where such default would not be reasonably expected to have a Material Adverse Effect; (ii) to Manager’s Actual Knowledge, such New Securitized Lease, and the use thereof, complies in all material respects with all applicable legal requirements, including local building and zoning ordinances and codes and the certificate of occupancy issued for such property, except where such failure to comply would not be reasonably expected to have a Material Adverse Effect; (iii) neither JIB Properties, nor, to the Actual Knowledge of the Manager, the related sub‑lessee has committed any act or omission affording any Governmental Authority the right of forfeiture against such property; (iv) no condemnation or similar proceeding has been commenced nor, to the Actual Knowledge of the Manager, is threatened in writing with respect to all or any material portion of such New Securitized Lease that was not considered in the leasing of such New Securitized Lease; (v) all policies of insurance (a) required to be maintained by JIB Properties under such lease and (b) to the Actual Knowledge of the Manager, required to be maintained by the Franchisee under the related sublease, if applicable, are valid and in full force and effect, except where a failure to maintain such insurance would not be reasonably expected to have a Material Adverse Effect; provided that such representation will be deemed accurate if JIB Properties has contractually obligated the Franchisee party to such New Franchised Restaurant Leases to maintain insurance with respect to such New Franchised Restaurant Lease in a manner that is customary for business operations of this type; and (vi) all material certifications, permits, licenses and approvals, including certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Branded Restaurant on such New Securitized Lease, if such property is open for business, have been obtained and are in full force and effect.  The Manager shall not permit any New Securitized Lease entered into or acquired with respect to a property not included in the Securitized Assets on the Closing Date to (i) require any Non-Securitization Entity to provide a guaranty of any obligation of any Securitization Entity or (ii) include any event of default under such lease on the part of any Securitization Entity due to a bankruptcy of any Non-Securitization Entity.

Section 5.2      Assets Acquired After the Closing Date.  (a)  The Manager shall cause the applicable Securitization Entity to enter into or acquire each of the following, to the extent entered into or acquired after the Closing Date:  (a) all New Securitized Franchise Agreements, New Securitized Development Agreements and New Securitized Franchisee Notes, (b) all After‑Acquired Securitization IP, (c) all New Securitized Company Restaurants and the related New Securitized Company Restaurant Assets, and (d) all New Real Estate Assets.  The Manager may, but shall not be obligated to, cause the Securitization Entities to enter into, develop or acquire assets other than the foregoing from time to time.  Unless otherwise agreed to in writing by the Control Party, the entry into, development or acquisition of assets by the Securitization Entities will be subject to all applicable provisions of the Indenture, this Agreement, the IP License Agreements and the other relevant Related Documents.

(b)             Unless otherwise agreed to in writing by the Control Party, any contribution to, or development or acquisition by, any Securitization Entity of assets obtained after the Closing Date described in Section 5.2(a) shall be subject to all applicable provisions of the Indenture, this Agreement (including the applicable representations and warranties and covenants in Article II and V of this Agreement), the IP License Agreements and the other Related Documents.

Section 5.3      Securitization IP.  All Securitization IP shall be owned solely by the Franchisor and shall not be assigned, transferred or licensed out by the Franchisor to any other entity other than as contemplated by the Related Documents, including any reasonable extensions of the Securitization Entities’ business determined by the Manager in accordance with the Managing Standard.

Section 5.4        Required Consent Agreements and Supply Agreements.  If any Required Consent Agreements are not contributed to a Securitization Entity on the Closing Date, the Manager, or any other Non-Securitization Entity (as sub-manager of the Manager), shall manage these Required Consent Agreements and all related rights and assets thereunder on behalf of, and will hold any such assets in trust for, the applicable Securitization Entity in the operation of the Securitized Restaurant Business until such consents are received.

Section 5.5        Allocated Note Amount.  The Manager shall recalculate the Allocated Note Amount attributable to each Contributed Asset and any Securitized Asset arising or entered into after the Closing Date that is contributed by a Non-Securitization Entity as of each date on which the Manager or other applicable Non‑Securitization Entity is required to reacquire such assets in accordance with the Contribution Agreement or this Agreement.  The Allocated Note Amount determined by the Manager in such manner shall be (i) recorded in the books and records of the Manager and (ii) reported to the Servicer.

Section 5.6        Specified Non‑Securitization Debt Cap.  Following the Closing Date, Jack in the Box Inc. shall not, and shall cause the other Non‑Securitization Entities to not, incur any additional Indebtedness for borrowed money (such additional Indebtedness, “Specified Non‑Securitization Debt”) if, after giving effect to such incurrence (and any repayment of Specified Non‑Securitization Debt on such date), such incurrence would cause the aggregate outstanding principal amount of the Specified Non‑Securitization Debt of the Non‑Securitization Entities as of such date to exceed $75,000,000 (the “Specified Non‑Securitization Debt Cap”); provided that the Specified Non‑Securitization Debt Cap shall not be applicable to Specified Non‑Securitization Debt that is (i) issued or incurred to refinance the Notes in whole, (ii) in excess of the Specified Non‑Securitization Debt Cap if (a) the creditors (excluding (x) any creditor with respect to an aggregate amount of outstanding Indebtedness less than $100,000 and (y) any Indebtedness incurred by any Person prior to such Person becoming a Non‑Securitization Entity) under and with respect to such Indebtedness execute a non‑disturbance agreement with the Trustee, as directed by the Manager and in a form reasonably satisfactory to the Servicer and the Trustee, that acknowledges the terms of the Securitization Transaction including the bankruptcy remote status of the Securitization Entities and their assets and the Secured Parties’ first priority interest therein and (b) after giving pro forma effect to the incurrence of such Indebtedness (and any repayment of existing Indebtedness and any related acquisition or other transaction occurring prior to or substantially concurrently with the incurrence of such Indebtedness), the Holdco Leverage Ratio (as calculated without regard to any Indebtedness that is subject to the Specified Non-Securitization Debt Cap) is less than or equal to 7.00x, (iii) considered Indebtedness due solely to a change in accounting rules that takes effect subsequent to the Closing Date but that was not (or, if such obligations were not outstanding at the time of such change in accounting rules, would not have been) considered Indebtedness prior to such date, (iv) in respect of any obligation of any Non-Securitization Entity to reimburse the Master Issuer for any draws under any one or more letters of credit or (v) with respect to any Cash Collateralized Letters of Credit.

Section 5.7        Competition.  The Manager shall not, and shall not permit Non‑Securitization Entities owned by it to, purchase or franchise Branded Restaurants or other assets similar to the Securitized Assets or own or operate properties on which Branded Restaurants operate with the intention of Competing with the Securitization Entities; provided the foregoing shall not limit the Manager or the Non‑Securitization Entities from operating (i) Non-Securitization Entity Company Restaurants that could not be contributed on the Closing Date due to contractual restrictions or legal requirements or other unforeseen circumstances, (ii) Non-Securitization Entity Company Restaurants temporarily held with the intention of refranchising such restaurants, (iii) real property purchased and temporarily held with the intention of consummating a sale-lease back transaction or (iv) any other asset intended at the time of acquisition of such asset to be contributed to the Securitization Entities; provided, further, that the foregoing will not limit the Manager or the Non-Securitization Entities from operating any brand (other than the Jack in the Box Brand) prior to such brand becoming a Future Brand.

Section 5.8         Restrictions on Liens.  The Manager shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, permit or suffer to exist any Lien (other than Liens in favor of the Trustee for the benefit of the Secured Parties and any Permitted Lien set forth in clauses (a), (h) or (k) of the definition thereof) upon the Equity Interests of any Securitization Entity.

ARTICLE VI

MANAGER TERMINATION EVENTS

Section 6.1         Manager Termination Events.

(a)             Manager Termination Events.  Any of the following acts or occurrences shall constitute a “Manager Termination Event” under this Agreement when declared (or automatically without declaration in the case of clauses (vi) or (vii) below) by any of the Securitization Entities, the Back‑Up Manager, the Servicer or the Trustee (in the case of the Trustee, acting at the direction of the Control Party):

(i)             any failure by the Manager to remit a payment required to be deposited from a (x) Concentration Account to the Collection Account or any other Indenture Trust Account or (y) Securitized Company Restaurant Account to a Concentration Account or any other Indenture Trust Account, in each case, within three (3) Business Days (unless such payment requires an international funds transfer, in which case such funds must be deposited to the applicable account within five (5) Business Days of receipt) of the later of (a) its Actual Knowledge of its receipt thereof and (b) the date such deposit is required to be made pursuant to the Related Documents; provided that any inadvertent failure to remit such a payment shall not be a breach of this clause (i) if in an amount less than $5 million and cured within three (3) Business Days of a Manager Termination Event under this clause (i) (unless such payment requires an international funds transfer, in which case such may be cured within five (5) Business Days of a Manager Termination Event under this clause (i)) after the Manager obtains Actual Knowledge thereof (it being understood that the Manager shall not be responsible for the failure of the Trustee to remit funds that were received by the Trustee from or on behalf of the Manager in accordance with the applicable Related Documents);

(ii)             the Interest‑Only DSCR as calculated as of any Quarterly Calculation Date is less than 1.20x;

(iii)           any failure by the Manager to provide to the Trustee the certificates or reports required by Section 4.01(b), (c), (d), (f) or (g) of the Base Indenture (subject to applicable grace periods set forth within each such section);

(iv)           a material default by the Manager in the due performance and observance of any provision of this Agreement or any other Related Document to which it is party and the continuation of such default uncured for a period of thirty (30) days after it has been notified thereof by any Securitization Entity or the Control Party, or otherwise obtained Actual Knowledge of such default; provided, however, that as long as the Manager is diligently attempting to cure such default, such cure period shall be extended by an additional period as may be required to cure such default, but in no event by more than an additional forty-five (45) days; and provided, further, that any default related to a Defective New Asset pursuant to the terms of this Agreement shall be deemed cured for purposes hereof upon payment in full by the Manager of liquidated damages in an amount equal to the Indemnification Amount to the Collection Account;

(v)             any material breach by the Manager of any representation or warranty (or to the extent any representation or warranty is already qualified by materiality or the definition of Material Adverse Effect, any breach of such representation or warranty) set forth in this Agreement or any other Related Document or any certificate, report or writing delivered pursuant thereto and the continuation of such default uncured for a period of thirty (30) days after it has been notified thereof by any Securitization Entity or the Control Party, or otherwise obtained Actual Knowledge of such default; provided, however, that as long as the Manager is diligently attempting to cure such default, such cure period shall be extended by an additional period as may be required to cure such default, but in no event by more than an additional forty-five (45) days;

(vi)             an Event of Bankruptcy with respect to the Manager;

(vii)           any final, non‑appealable order against the Manager decreeing the dissolution of the Manager that is in effect for more than ten (10) days;

(viii)         a final, non‑appealable judgment for an amount in excess of $50 million (exclusive of any portion thereof which is insured) is rendered against the Manager, and is not paid, discharged or stayed within sixty (60) days of the date when due;

(ix)            an acceleration of more than $50 million of the Indebtedness of the Manager, which Indebtedness has not been discharged or which acceleration has not been rescinded and annulled;

(x)               this Agreement or a material portion thereof ceases to be in full force and effect or enforceable in accordance with its terms (other than in accordance with the express termination provisions thereof) or the Manager asserts as much in writing;

(xi)             a failure by any Non‑Securitization Entity to comply with the Specified Non‑Securitization Debt Cap, and such failure has continued for a period of forty‑five (45) days after the Manager has been notified in writing by any Securitization Entity, the Control Party, the Back‑Up Manager or the Trustee, or otherwise has obtained Actual Knowledge of such non‑compliance; or

(xii)           the occurrence of a Change in Management with respect to the Manager following the occurrence of a Change of Control.

(b)             If a Manager Termination Event has occurred and is continuing, the Control Party (acting at the direction of the Controlling Class Representative) may (i) waive such Manager Termination Event (except for a Manager Termination Event described in clauses (vi) or (vii) above) or (ii) direct the Trustee to terminate the Manager in its capacity as such by the delivery of a termination notice (a “Termination Notice”) to the Manager (with a copy to each of the Securitization Entities, the Back‑Up Manager and each Rating Agency); provided that the delivery of a Termination Notice will not be required in respect of any Manager Termination Event relating to the Manager Termination Events described in clauses (vi) or (vii) above.  If the Trustee, acting at the direction of the Control Party (acting at the direction of the Controlling Class Representative), delivers a Termination Notice to the Manager pursuant to this Agreement (or automatically upon the occurrence of any Manager Termination Event relating to the Manager Termination Events described in clauses (vi) or (vii) above), all rights, powers, duties, obligations and responsibilities of the Manager under this Agreement and the other Related Documents (other than with respect to the payment of Indemnification Amounts or its obligations with respect to Disentanglement), including with respect to the Accounts or otherwise, will vest in and be assumed by the Successor Manager appointed by the Control Party (acting at the direction of the Controlling Class Representative).  If no Successor Manager has been appointed by the Control Party (acting at the direction of the Controlling Class Representative), the Back‑Up Manager shall serve as the Successor Manager and shall work with the Servicer to implement the Transition Plan (as defined in the Back‑Up Management Agreement) until a Successor Manager (other than the Back‑Up Manager) has been appointed by the Control Party (acting at the direction of the Controlling Class Representative).

(c)             From and during the continuation of a Manager Termination Event, each Securitization Entity and the Trustee (acting at the direction of the Control Party) are hereby irrevocably authorized and empowered to execute and deliver, on behalf of the Manager, as attorney‑in‑fact or otherwise, all documents and other instruments (including any notices to Franchisees deemed necessary or advisable by the applicable Securitization Entity or the Control Party), and to do or accomplish all other acts or take other measures necessary or appropriate, to effect such vesting and assumption.

Section 6.2         Manager Termination Event Remedies.  If the Trustee, acting at the written direction of the Control Party (acting at the direction of the Controlling Class Representative), delivers a Termination Notice to the Manager pursuant to Section 6.1(b) (or automatically upon the occurrence of any Manager Termination Event described in clauses (vi) or (vii) of Section 6.1(a)), all rights, powers, duties, obligations and responsibilities of the Manager under this Agreement (other than with respect to the obligation to pay any Indemnification Amounts) and the other Related Documents, including with respect to the Securitized Assets, the Indenture Trust Accounts, the Management Accounts, the Marketing Fund or otherwise shall vest in and be assumed by the Successor Manager without incurring any additional cost.

Section 6.3            Manager’s Transitional Role.

(a)                Disentanglement.  Following the delivery of a Termination Notice to the Manager pursuant to Section 6.1(b) or Section 6.2 above or notice of resignation of the Manager pursuant to Section 4.4(b), the Manager shall cooperate with the Back‑Up Manager and the Control Party in connection with the implementation of the Transition Plan (as defined in the Back‑Up Management Agreement) and the complete transition to a Successor Manager, without interruption or adverse impact on the provision of Services (the “Disentanglement”).  The Manager shall cooperate fully with the Successor Manager and otherwise promptly take all actions required to assist in effecting a complete Disentanglement and shall follow any directions that may be provided by the Back‑Up Manager and the Control Party.  The Manager shall provide all information and assistance regarding the terminated Services required for Disentanglement, including data conversion and migration, interface specifications, and related professional services.  All services relating to Disentanglement (“Disentanglement Services”), including all reasonable training for personnel of the Back‑Up Manager, the Successor Manager or the Successor Manager’s designated alternate service provider in the performance of the Services, will be deemed a part of the Services to be performed by the Manager.  So long as the Manager continues to provide the Services (whether or not the Manager has been terminated as the Manager) during the Disentanglement Period, the Manager shall continue to be paid the Weekly Management Fee.

(b)               Fees and Charges for the Disentanglement Services.  Upon the Successor Manager’s assumption of the obligation to perform the Services, the Manager shall be entitled to reimbursement of its actual costs for the provision of any Disentanglement Services.

(c)           Duration of Obligations.  The Manager’s obligation to provide Disentanglement Services shall continue during the period commencing on the date that a Termination Notice is delivered and ending on the date on which the Successor Manager or the re‑engaged Manager assumes all of the obligations of the Manager hereunder, and, in any event, within eighteen (18) months after the date of the Manager’s termination due to a Manager Termination Event (the “Disentanglement Period”).

(d)             Sub‑managing Arrangements; Authorizations.

(i)             With respect to each Sub‑managing Arrangement and unless the Control Party elects to terminate such Sub‑managing Arrangement in accordance with Section 2.10, the Manager shall:

(x)            assign to the Successor Manager (or such Successor Manager’s designated alternate service provider) all of the Manager’s rights under such Sub‑managing Arrangement to which it is party used by the Manager in performance of the transitioned Services; and

(y)            procure any third party authorizations necessary to grant the Successor Manager (or such Successor Manager’s designated alternate service provider) the use and benefit of such Sub‑managing Arrangement to which it is party (used by the Manager in performing the transitioned Services), pending their assignment to the Successor Manager under this Agreement.

(ii)             If the Control Party elects to terminate such Sub‑managing Arrangement in accordance with Section 2.10, the Manager shall take all reasonable actions necessary or reasonably requested by the Control Party to accomplish a complete transition of the Services performed by such Sub‑manager to the Successor Manager, or to any alternate service provider designated by the Control Party, without interruption or adverse impact on the provision of Services.

Section 6.4       Intellectual Property.  Within thirty (30) days of termination of this Agreement for any reason, the Manager shall deliver and surrender up to the Franchisor (with a copy to the Successor Manager and the Servicer) any and all products, materials, or other physical objects containing the Trademarks included in the Securitization IP or Confidential Information (including Trade Secrets) of the Franchisor and any copies of copyrighted works included in the Securitization IP in the Manager’s possession or control, and shall upon termination of this Agreement, cease and terminate all current and future use and disclosure of any and all Securitization IP, including any Trade Secrets therein; provided that (for the avoidance of doubt) any rights granted to Jack in the Box Inc. and/or the other Non‑Securitization Entities as licensees pursuant to the IP License Agreements shall continue pursuant to the terms thereof notwithstanding the termination of this Agreement and/or Jack in the Box Inc.’s role as Manager.

Section 6.5        Third Party Intellectual Property.  The Manager shall assist and fully cooperate with the Successor Manager or its designated alternate service provider in obtaining any necessary licenses or consents to use any third party Intellectual Property then being used by the Manager or any Sub‑manager.  The Manager shall assign, and shall cause each Sub‑manager to assign, any such license or sublicense directly to the Successor Manager or its designated alternate service provider to the extent the Manager, or each Sub‑manager as applicable, has the rights to assign such agreements to the Successor Manager.

Section 6.6        No Effect on Other Parties.  Upon any termination of the rights and powers of the Manager from time to time pursuant to Section 6.1 or upon any appointment of a Successor Manager, all the rights, powers, duties, obligations, and responsibilities of the Securitization Entities or the Trustee under this Agreement, the Indenture and the other Related Documents shall remain unaffected by such termination or appointment and shall remain in full force and effect thereafter, except as otherwise expressly provided in this Agreement or in the Indenture.

Section 6.7        Rights Cumulative.  All rights and remedies from time to time conferred upon or reserved to the Securitization Entities, the Trustee, the Servicer, the Control Party, the Back‑Up Manager and the Noteholders or to any or all of the foregoing are cumulative, and none is intended to be exclusive of another or any other right or remedy which they may have at law or in equity.  Except as otherwise expressly provided herein, no delay or omission in insisting upon the strict observance or performance of any provision of this Agreement, or in exercising any right or remedy, shall be construed as a waiver or relinquishment of such provision, nor shall it impair such right or remedy.  Every such right and remedy may be exercised from time to time and as often as deemed expedient.

ARTICLE VII

CONFIDENTIALITY

Section 7.1       Confidentiality.  (a)  Each of the parties hereto acknowledges that during the Term of this Agreement such party (the “Recipient”) may receive Confidential Information from another party hereto (the “Discloser”).  Each such party (except for the Trustee, whose confidentiality obligations shall be governed in accordance with the Indenture) agrees to maintain the Confidential Information of the other party in the strictest of confidence and shall not, except as otherwise contemplated herein, at any time, use, disseminate or disclose any Confidential Information to any Person other than (i) its officers, directors, managers, employees, agents, advisors or representatives (including legal counsel and accountants) or (ii) in the case of the Manager and the Securitization Entities, Franchisees and prospective Franchisees, suppliers or other service providers under written confidentiality agreements that contain provisions at least as protective as those set forth in this Agreement.  The Recipient shall be liable for any breach of this Section 7.1 by any of its officers, directors, managers, employees, agents, advisors, representatives, Franchisees and prospective Franchisees, suppliers or other services providers and shall immediately notify Discloser in the event of any loss or disclosure of any Confidential Information of the Discloser and shall, at the expense of the Manager, reasonably assist and cooperate with Discloser with respect to any investigation, disclosures to affected parties, and other remedial measures as requested by Discloser.  Each party agrees to protect the confidentiality, integrity and availability of Confidential Information it receives, and shall not use any less than the same degree of care that it uses to protect its own Confidential Information.  Upon termination of this Agreement, Recipient shall return to the Discloser, or at Discloser’s request, destroy all documents and records in its possession containing the Confidential Information of the Discloser.  Confidential Information shall not include information that:  (A) is already known to Recipient without restriction on use or disclosure prior to receipt of such information from the Discloser; (B) is or becomes part of the public domain other than by breach of this Agreement by, or other wrongful act of, the Recipient; (C) is developed by the Recipient independently of and without reference to any Confidential Information of the Discloser; (D) is received by the Recipient from a third party who is not under any obligation to maintain the confidentiality of such information; or (E) is required to be disclosed by applicable law, statute, rule, regulation, subpoena, court order or legal process, provided that the Recipient shall promptly inform the Discloser of any such requirement and cooperate with any attempt by the Discloser to obtain a protective order or other similar treatment.  It shall be the obligation of Recipient to prove that such an exception to the definition of Confidential Information exists.

(b)             Notwithstanding anything to the contrary contained in Section 7.1(a), the parties hereto may use, disseminate or disclose Confidential Information (other than Trade Secrets) to any Person in connection with the enforcement of rights of the Trustee or the Noteholders under the Indenture or the Related Documents; provided, however, that prior to disclosing any such Confidential Information:

(i)             to any such Person other than in connection with any judicial or regulatory proceeding, such Person shall agree in writing to maintain such Confidential Information in a manner at least as protective of the Confidential Information as the terms of Section 7.1(a) and Recipient shall provide Discloser with the written opinion of counsel that such disclosure contains Confidential Information only to the extent necessary to facilitate the enforcement of such rights of the Trustee or the Noteholders; or

(ii)             to any such Person or entity in connection with any judicial or regulatory proceeding, Recipient shall (x) promptly notify Discloser of each such requirement and identify the documents so required thereby so that Discloser may seek an appropriate protective order or similar treatment and/or waive compliance with the provisions of this Agreement; (y) use reasonable efforts to assist Discloser in obtaining such protective order or other similar treatment protecting such Confidential Information prior to any such disclosure; and (z) consult with Discloser on the advisability of taking legally available steps to resist or narrow the scope of such requirement.  If, in the absence of such a protective order or similar treatment, the Recipient is nonetheless required by law to disclose any part of Discloser’s Confidential Information, then the Recipient may disclose such Confidential Information without liability under this Agreement, except that the Recipient shall furnish only that portion of the Confidential Information which is legally required.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1         Termination of Agreement.  The respective duties and obligations of the Manager and the Securitization Entities created by this Agreement shall commence on the date hereof and shall, unless earlier terminated pursuant to Section 6.1, terminate upon the earlier to occur of (x) the final payment or other liquidation of the last Securitized Asset included in the Securitized Assets or (y) satisfaction and discharge of the Indenture pursuant to Section 12.01 of the Base Indenture (the “Term”).  Upon termination of this Agreement pursuant to this Section 8.1, the Manager shall pay over to the applicable Securitization Entity or any other Person entitled thereto all proceeds of the Securitized Assets held by the Manager.

Section 8.2          Survival.  The provisions of Section 2.1(c), Section 2.7, Section 2.8, Section 4.3(f), Section 8.4, Section 8.5, Section 8.9, Article VI, Article VII and this Section 8.2 shall survive termination of this Agreement.

Section 8.3         Amendment.  None of the terms or provisions of this Agreement may be amended, supplemented, waived or otherwise modified except (i) with the written consent of parties hereto and (ii) in accordance with the additional requirements set forth in Article XIII of the Base Indenture.

Section 8.4          Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

Section 8.5       Notices.  All notices, requests or other communications desired or required to be given under this Agreement shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, (b) national prepaid overnight delivery service, (c) e-mail (of a .pdf or other similar file), telecopy or other facsimile transmission (following with hard copies to be sent by national prepaid overnight delivery service) or (d) personal delivery with receipt acknowledged in writing, to the address set forth in Section 14.01 of the Base Indenture.  If the Indenture or this Agreement permits reports to be posted to a password‑protected website, such reports shall be deemed delivered when posted on such website.  Any party hereto may change its address for notices hereunder by giving notice of such change to the other parties hereto, with a copy to the Control Party.  Any change of address of a Noteholder shown on a Note Register shall, after the date of such change, be effective to change the address for such Noteholder hereunder.  All notices and demands to any Person hereunder shall be deemed to have been given either at the time of the delivery thereof at the address of such Person for notices hereunder, or on the third day after the mailing thereof to such address, as the case may be.

Section 8.6         Acknowledgement.

(a)             Notwithstanding the grant of the security interest in the Collateral under the Indenture and the Guarantee and Collateral Agreement to the Trustee, on behalf of the Secured Parties, the Securitization Entities acknowledge that the Manager, on behalf of the Securitization Entities shall, subject to the terms and conditions herein, have the right, subject to the Trustee’s right (acting solely upon the direction of the Control Party) to revoke such right, in whole or in part, in the event of the occurrence of an Event of Default, (i) to give, in accordance with the Managing Standard, all consents, requests, notices, directions, approvals, extensions or waivers, if any, which are required or permitted to be given by any Securitization Entity under the Collateral Transaction Documents, and to enforce all rights, remedies, powers, privileges and claims of each Securitization Entity under the Collateral Transaction Documents, (ii) to give, in accordance with the Managing Standard, all consents, requests, notices, directions and approvals, if any, which are required or permitted to be given by any Securitization Entity under any license agreement to which such Securitization Entity is a party and (iii) to take any other actions required or permitted to be taken under the terms of this Agreement.

(b)             Without limiting the foregoing, the Manager hereby acknowledges that, on the date hereof, the Securitization Entities shall pledge to the Trustee under the Indenture and the Guarantee and Collateral Agreement, as applicable, all of such Securitization Entities’ right and title to, and interest in, this Agreement and the Collateral, and such pledge includes all of such Securitization Entities’ rights, remedies, powers and privileges, and all claims of such Securitization Entities’ against the Manager, under or with respect to this Agreement (whether arising pursuant to the terms of this Agreement or otherwise available at law or in equity), including (i) the rights of such Securitization Entities and the obligations of the Manager hereunder and (ii) the right, at any time, to give or withhold consents, requests, notices, directions, approvals, demands, extensions or waivers under or with respect to this Agreement or the obligations in respect of the Manager hereunder to the same extent as such Securitization Entities may do.  The Manager hereby consents to such pledges described above, acknowledges and agrees that (x) the Control Party shall be third‑party beneficiaries of the rights of such Securitization Entities arising hereunder and (y) the Trustee and the Control Party may, to the extent provided in the Indenture and the Guarantee and Collateral Agreement, enforce the provisions of this Agreement, exercise the rights of such Securitization Entities and enforce the obligations of the Manager hereunder without the consent of such Securitization Entities.

Section 8.7        Severability of Provisions.  If one or more of the provisions of this Agreement shall be for any reason whatever held invalid or unenforceable, such provisions shall be deemed severable from the remaining covenants, agreements and provisions of this Agreement and such invalidity or unenforceability shall in no way affect the validity or enforceability of such remaining provisions, or the rights of any parties hereto.  To the extent permitted by law, the parties hereto waive any provision of law that renders any provision of this Agreement invalid or unenforceable in any respect.

Section 8.8          Delivery Dates.  If the due date of any notice, certificate or report required to be delivered by the Manager hereunder falls on a day that is not a Business Day, the due date for such notice, certificate or report shall be automatically extended to the next succeeding day that is a Business Day.

Section 8.9            Limited Recourse.  The obligations of the Securitization Entities under this Agreement are solely the limited liability company obligations of the Securitization Entities.  The Manager agrees that the Securitization Entities shall be liable for any claims that it may have against the Securitization Entities only to the extent that funds or other Collateral are available to pay such claims pursuant to the Indenture and that, to the extent that any such claims remain unpaid after the application of such funds and other Collateral in accordance with the Indenture, such claims shall be extinguished.

Section 8.10        Binding Effect; Assignment; Third Party Beneficiaries.  The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.  Any assignment of this Agreement without the written consent of the Control Party shall be null and void.  Each of the Back‑Up Manager and the Servicer (in its capacities as Control Party and Servicer) is an intended third party beneficiary of this Agreement and may enforce the Agreement as though a party hereto.

Section 8.11           Article and Section Headings.  The Article and Section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

Section 8.12           Concerning the Trustee.  In acting under this Agreement, the Trustee shall be afforded the rights, privileges, protections, immunities and indemnities set forth in the Indenture as if fully set forth herein.

Section 8.13          Counterparts.  This Agreement may be executed by the parties hereto in several counterparts (including by facsimile or other electronic means of communication), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

Section 8.14         Entire Agreement.  This Agreement, together with the Indenture and the other Related Documents and the Managed Documents constitute the entire agreement and understanding among the parties with respect to the subject matter hereof.  Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement, the Indenture, the other Related Documents and the Managed Documents.

Section 8.15       Waiver of Jury Trial; Jurisdiction; Consent to Service of Process.  (a)  The parties hereto each hereby waives any right to have a jury participate in resolving any dispute, whether in contract, tort or otherwise, arising out of, connected with, relating to or incidental to the transactions contemplated by this Agreement.

(b)             The parties hereto each hereby irrevocably submits (to the fullest extent permitted by applicable law) to the non‑exclusive jurisdiction of any New York state or federal court sitting in the borough of Manhattan, New York City, State of New York, over any action or proceeding arising out of or relating to this Agreement or any Related Documents, and the parties hereto hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in such New York state or federal court.  The parties hereto each hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection each may now or hereafter have, to remove any such action or proceeding, once commenced, to another court on the grounds of forum non conveniens or otherwise.

(c)             Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.5.  Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.16      Joinder of Additional Securitization Entities.  In the event the Master Issuer forms an Additional Securitization Entity pursuant to Section 8.34 of the Base Indenture, such Additional Securitization Entity shall execute and deliver to the Manager and the Trustee (i) a Joinder Agreement substantially in the form of Exhibit B and (ii) a Power of Attorney in the form of Exhibit A‑3 and such Additional Securitization Entity shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Securitization Entity party hereto on the Closing Date.

 [The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

JACK IN THE BOX INC.,
a Delaware corporation, as Manager

By:              /s/Michael J. Snider
Name: Michael J. Snider
Title:   Assistant Secretary

JACK IN THE BOX FUNDING, LLC,
a Delaware limited liability company, as Master Issuer

By:              /s/Michael J. Snider
Name: Michael J. Snider
Title:   Assistant Secretary

JACK IN THE BOX SPV GUARANTOR, LLC,
a Delaware limited liability company, as a Securitization Entity

By:              /s/Michael J. Snider
Name: Michael J. Snider
Title:   Assistant Secretary

Signature Page to Management Agreement

DIFFERENT RULES, LLC,
a Delaware limited liability company, as a Securitization Entity

By:              /s/Michael J. Snider
Name: Michael J. Snider
Title:   Assistant Secretary

JACK IN THE BOX PROPERTIES, LLC,
a Delaware limited liability company, as a Securitization Entity

By:              /s/Michael J. Snider
Name: Michael J. Snider
Title:   Assistant Secretary

Signature Page to Management Agreement

CITIBANK, N.A., not in its individual capacity, but
solely as Trustee

By:              /s/Jacqueline Suarez
Name: Jacqueline Suarez
Title:   Senior Trust Officer

Signature Page to Management Agreement

Exhibit A-1

POWER OF ATTORNEY OF FRANCHISOR

KNOW ALL PERSONS BY THESE PRESENTS, that in connection with the Management Agreement, dated as of the Closing Date (as amended, restated, supplemented or otherwise modified from time to time, the “Management Agreement”; all capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Management Agreement), among Jack in the Box Funding, LLC, a Delaware limited liability company (the “Master Issuer”), Jack in the Box SPV Guarantor, LLC, a Delaware limited liability company, Different Rules, LLC, a Delaware limited liability company, Jack in the Box Properties, LLC, a Delaware limited liability company (collectively, the “Securitization Entities”), Jack in the Box Inc. and Citibank, N.A. as Trustee, the undersigned Franchisor hereby appoints Jack in the Box Inc. (the “Manager”) and any and all officers thereof as its true and lawful attorney in fact, with full power of substitution, in connection with the IP Services described below being performed with respect to the Securitization IP, with full irrevocable power and authority in the place of the Franchisor, and in the name of the Franchisor or in its own name as agent of the Franchisor, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the foregoing, subject to the Management Agreement, including, without limitation, the full power to perform:

(a)              assessing clearance, patentability, registrability and the risk of potential infringement of or by any After-Acquired Securitization IP;

(b)            filing, prosecuting and maintaining applications and registrations for the Securitization IP in the Franchisor’s name in applicable jurisdictions, including timely filings, actions, payments and/or responses (including to office actions and any adversarial, ex parte or inter partes proceedings affecting validity or enforceability) as may be required;

(c)            monitoring third‑party use, disclosure and registration of Intellectual Property, as applicable, and taking actions the Manager deems appropriate to oppose or contest the use, disclosure and any application or registration for Intellectual Property, as applicable, that could reasonably be expected to infringe, misappropriate, dilute or otherwise violate the Securitization IP or the Franchisor’s rights therein;

(d)            recording and confirming the Franchisor’s legal title in and to any or all of the Securitization IP, including obtaining written assignments of, and executing, as applicable, transfers, non-disclosure obligations and other agreements necessary to secure and protect rights in and to, the Securitization IP;

(e)            protecting, policing, and, in the event that the Manager becomes aware of any unlicensed copying, imitation, infringement, dilution, misappropriation, unauthorized use or other violation of the Securitization IP (including any breach or violation of the IP License Agreements (including the quality control provisions thereof) and any Related Documents), or any portion thereof, enforcing such Securitization IP, including (i) monitoring licensee use of licensed Trademarks and the quality of its goods and services offered in connection therewith; (ii) taking reasonable measures to maintain confidentiality and to prevent non‑confidential disclosures of Trade Secrets and other confidential information of the Franchisor; (iii) preparing and responding to cease‑and‑desist, demand and notice letters, and requests for a license; and (iv) commencing, prosecuting and/or resolving claims or suits involving imitation, infringement, dilution, misappropriation, the unauthorized use or other violation of the Securitization IP, and seeking monetary and equitable remedies as the Manager deems appropriate in connection therewith; provided that the Franchisor shall join as a party, as necessary, to any such suits to the extent necessary to maintain standing;

(f)            performing such functions and duties, and preparing and filing such documents, as are required under the Indenture or any other Related Document to be performed, prepared and/or filed by the Franchisor, including executing and recording with the applicable Governmental Authority financing statements (including continuation statements) or amendments thereof or supplements thereto or grants of security interests or any similar instruments as the Securitization Entities or the Control Party may, from time to time, reasonably request (consistent with the obligations of the Franchisor to perfect the Trustee’s Lien only in the United States) granted by the Franchisor to the Trustee under the Related Documents that are intended to evidence such security interests in the Securitization IP;

A-1-1

(g)            paying or causing to be paid or discharged, from funds of the Securitization Entities, any and all taxes, charges and assessments that may be levied, assessed or imposed upon any of the Securitization IP or contesting the same in good faith;

(h)            obtaining licenses of third‑party Intellectual Property for use and sublicense in connection with the Securitized Restaurant Business and the other assets of the Securitization Entities; and

(i)            managing passwords for, content on, administration of, and access to social media accounts, website hosting accounts, mobile app accounts and other similar online accounts.

THIS POWER OF ATTORNEY IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Dated:        [__________], 2019

DIFFERENT RULES, LLC

   ___________________________________________________________
By:
Name:
Title:

A-1-2

STATE OF [__________]	)

	)	ss.:

COUNTY OF [__________]	)

On the [   ] day of [______], 2019, before me the undersigned, personally appeared ___________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

[       ]

_____________________________________________________________________________________
Notary Public

A-1-3

Exhibit A-2

POWER OF ATTORNEY OF THE SECURITIZATION ENTITIES

KNOW ALL PERSONS BY THESE PRESENTS, that in connection with the Management Agreement, dated as of the Closing Date (as amended, restated, supplemented or otherwise modified from time to time, the “Management Agreement”; all capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Management Agreement), among Jack in the Box Funding, LLC, a Delaware limited liability company (the “Master Issuer”), Jack in the Box SPV Guarantor, LLC, a Delaware limited liability company, Different Rules, LLC, a Delaware limited liability company, Jack in the Box Properties, LLC, a Delaware limited liability company (collectively, the “Securitization Entities”), Jack in the Box Inc. and Citibank, N.A., as Trustee, each of the Securitization Entities hereby appoints Jack in the Box Inc. (the “Manager”) and any and all officers thereof as its true and lawful attorney in fact, with full power of substitution, in connection with the Services (as defined in the Management Agreement) being performed with respect to the Securitized Assets, with full irrevocable power and authority in the place of each Securitization Entity and in the name of each Securitization Entity or in its own name as agent of each Securitization Entity, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the foregoing, subject to the Management Agreement, including, without limitation, the full power to:

(a)            perform such functions and duties, and prepare and file such documents, as are required under the Indenture and the other Related Documents to be performed, prepared and/or filed by the Securitization Entities, including:  (i) recording such financing statements (including continuation statements) or amendments thereof or supplements thereto or other instruments as the Trustee and the Securitization Entities may from time to time reasonably request in order to perfect and maintain the Lien in the Collateral granted by the Securitization Entities to the Trustee under the Related Documents in accordance with the UCC; and (ii) executing grants of security interests or any similar instruments required under the Related Documents to evidence such Lien in the Collateral;

(b)            sign, prepare and deliver to the Trustee fully executed Mortgages in accordance with Section 8.37 of the Base Indenture; and

(c)            take such actions on behalf of each Securitization Entity as such Securitization Entity or Manager may reasonably request that are expressly required by the terms, provisions and purposes of the Management Agreement; or cause the preparation by other appropriate Persons, of all documents, certificates and other filings as each Securitization Entity shall be required to prepare and/or file under the terms of the Related Documents.

This power of attorney is coupled with an interest.

THIS POWER OF ATTORNEY IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Dated:    [__________], 2019

A-2-1

JACK IN THE BOX FUNDING, LLC, as Master Issuer

  ______________________________________________________________________________
By:
Name:
Title:

JACK IN THE BOX SPV GUARANTOR, LLC, as a
Securitization Entity

_______________________________________
By:
Name:
Title:

DIFFERENT RULES, LLC, as a
Securitization Entity

  _____________________________________________________________________________
By:
Name:
Title:

JACK IN THE BOX PROPERTIES, LLC, as a
Securitization Entity

 ______________________________________________________________________________
By:
Name:
Title:

A-2-2

STATE OF [__________]	)

	)	ss.:

COUNTY OF [__________]	)

On the [  ] day of [__________], 2019, before me the undersigned, personally appeared ___________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the Person upon behalf of which the individual acted, executed the instrument.

[         ]

__________________________________________________________________
Notary Public

A-2-3

Exhibit A-3

POWER OF ATTORNEY OF ADDITIONAL SECURITIZATION ENTITY

KNOW ALL PERSONS BY THESE PRESENTS, that in connection with the Management Agreement, dated as of the Closing Date (as amended, restated, supplemented or otherwise modified from time to time, the “Management Agreement”; all capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Management Agreement), among Jack in the Box Funding, LLC, a Delaware limited liability company (the “Master Issuer”), Jack in the Box SPV Guarantor, LLC, a Delaware limited liability company, Different Rules, LLC, a Delaware limited liability company, Jack in the Box Properties, LLC, a Delaware limited liability company (collectively, the “Securitization Entities”) and [____________________] (the “Additional Securitization Entity”), Jack in the Box Inc. and Citibank, N.A., as Trustee, the Additional Securitization Entity hereby appoints Jack in the Box Inc. (the “Manager”) and any and all officers thereof as its true and lawful attorney in fact, with full power of substitution, in connection with the Services (as defined in the Management Agreement) being performed with respect to the Securitized Assets, with full irrevocable power and authority in the place of the Additional Securitization Entity and in the name of the Additional Securitization Entity or in its own name as agent of the Additional Securitization Entity, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the foregoing, subject to the Management Agreement, including, without limitation, the full power to:

(a)            perform such functions and duties, and prepare and file such documents, as are required under the Indenture and the other Related Documents to be performed, prepared and/or filed by the Additional Securitization Entity, including:  (i) recording such financing statements (including continuation statements) or amendments thereof or supplements thereto or other instruments as the Trustee and the Additional Securitization Entity may from time to time reasonably request in order to perfect and maintain the Lien in the Collateral granted by the Additional Securitization Entity to the Trustee under the Related Documents in accordance with the UCC; and (ii) executing grants of security interests or any similar instruments required under the Related Documents to evidence such Lien in the Collateral;

(b)            sign, prepare and deliver to the Trustee fully executed Mortgages in accordance with Section 8.37 of the Base Indenture; and

(c)            take such actions on behalf of the Additional Securitization Entity as such Additional Securitization Entity or Manager may reasonably request that are expressly required by the terms, provisions and purposes of the Management Agreement; or cause the preparation by other appropriate Persons, of all documents, certificates and other filings as the Additional Securitization Entity shall be required to prepare and/or file under the terms of the Related Documents.

This power of attorney is coupled with an interest.

THIS POWER OF ATTORNEY IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Dated:    [__________], 20[__]

A-3-1

[___________________], as the Additional Securitization Entity

 ______________________________________________________
By:
Name:
Title:

A-3-2

STATE OF [__________]	)

	)	ss.:

COUNTY OF [__________]	)

On the [  ] day of [__________], 20[__], before me the undersigned, personally appeared ___________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the Person upon behalf of which the individual acted, executed the instrument.

[         ]

___________________________________________________________________
Notary Public

A-3-3

Exhibit B

JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of____________________, 20______ (this “Joinder Agreement”), made by ______________ a ____________ (the “Additional Securitization Entity”), in favor of JACK IN THE BOX INC., a Delaware limited liability company, as Manager (the “Manager”), and CITIBANK, N.A., as Trustee (in such capacity, together with its successors, the “Trustee”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Management Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Jack in the Box Funding, LLC, a Delaware limited liability company (the “Master Issuer”), the Trustee and Citibank, N.A., as securities intermediary, have entered into a Base Indenture dated as of July 8, 2019 (as amended, restated, supplemented or otherwise modified from time to time, exclusive of any Series Supplements, the “Base Indenture” and, together with all Series Supplements, the “Indenture”), providing for the issuance from time to time of one or more Series of Notes thereunder; and

WHEREAS, in connection with the Base Indenture, the Master Issuer, the other Securitization Entities party thereto from time to time, the Manager and the Trustee have entered into the Management Agreement, dated as of July 8, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Management Agreement”); and

WHEREAS, the Additional Securitization Entity has agreed to execute and deliver this Joinder Agreement in order to become a party to the Management Agreement;

NOW, THEREFORE, IT IS AGREED:

1.            Management Agreement.  By executing and delivering this Joinder Agreement, the Additional Securitization Entity, as provided in Section 8.16 of the Management Agreement, hereby becomes a party to the Management Agreement as a Securitization Entity thereunder with the same force and effect as if originally named therein as a Securitization Entity and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities thereunder of a Securitization Entity thereunder.  Each reference to a “Securitization Entity” in the Management Agreement shall be deemed to include the Additional Securitization Entity.  The Management Agreement is hereby incorporated herein by reference.

2.            Counterparts; Binding Effect.  This Joinder Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which taken together shall constitute a single contract.  This Joinder Agreement shall become effective when each of the Additional Securitization Entity, the Manager and the Trustee has executed a counterpart hereof.  Delivery of an executed counterpart of a signature page of this Joinder Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

3.            Full Force and Effect.  Except as expressly supplemented hereby, the Management Agreement shall remain in full force and effect.

4.            Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank.]
B-1

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL SECURITIZATION ENTITY]

_____________________________________
By:
Name:
Title:

AGREED TO AND ACCEPTED

JACK IN THE BOX INC., as Manager

_____________________________________
By:
Name:
Title:

CITIBANK, N.A., in its capacity
as Trustee

_____________________________________
By:
Name:
Title:

B-2

SCHEDULE 2.1(F)

MANAGER INSURANCE

See attached.

B-3